Exhibit 10.20

STOCK PURCHASE AND SALE AGREEMENT

by and between

ECOARK HOLDINGS, INC.,

and

BANNER ENERGY SERVICES CORP.

Dated as of March 27, 2020

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ARTICLE IV	ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING	29

4.1	Survival	29
4.2	Indemnification	30
4.3	Certain Waivers; etc.	33
4.4	Press Releases and Announcements	34
4.5	Expenses	34
4.6	Specific Performance	34
4.7	Taking of Necessary Action; Further Action	34
4.8	Further Assurances	34
4.9	Tax Matters	35
4.10	Collections	39
4.11	Noncompete; Nonsolicit; Business Covenants	39

ARTICLE V	MISCELLANEOUS	41

5.1	Amendment and Waiver	41
5.2	Notices	41
5.3	Successors and Assigns	42
5.4	Severability	42
5.5	Interpretation	43
5.6	No Third-Party Beneficiaries or Obligors	43
5.7	Complete Agreement	43
5.8	Electronic Delivery; Counterparts	44
5.9	Governing Law	44
5.10	Jurisdiction and Venue	44
5.11	Waiver Of Jury Trial	44
5.12	Legal Counsel	45
5.13	Conflict of Interest Disclosure	45

ARTICLE VI	CERTAIN DEFINITIONS	45

6.1	Definitions	45

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EXHIBITS

Exhibit 1.2(b)(iii)	Form of Stock Power

Exhibit 1.2(b)(xii)	Form of General Release

Exhibit 1.2(b)(xiv)	Form of Employment Agreement

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STOCK PURCHASE AND SALE AGREEMENT

This Stock Purchase and Sale Agreement (this “Agreement”) is made and entered into as of March 27, 2020, by and among ECOARK HOLDINGS, INC., a Nevada corporation (“Buyer”), and BANNER ENERGY SERVICES CORP., a Nevada corporation (“Seller”).

Whereas, Seller owns all of the issued and outstanding shares of capital stock (the “Shares”) of Banner Midstream Corp., a Delaware corporation (the “Company”);

Whereas, the Company, both directly and through its Subsidiaries, is engaged in the business of developing, advertising, marketing, selling, licensing, distributing, or otherwise commercializing energy production solutions, services, and resources (the “Business”);

Whereas, subject to the terms and conditions set forth herein, Buyer desires to acquire from Seller, and Seller desires to sell to Buyer, all of the issued and outstanding Shares of the Company;

Whereas, the board of directors of the Seller (the “Seller Board”) has (i) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Company and its stockholders; (ii) approved this Agreement and approved the Seller’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement; and (iii) resolved to recommend that the Seller’s stockholders vote in favor of the adoption of this Agreement in accordance with the provisions of the Nevada Act (the “Seller Recommendation”);

Whereas, the Seller’s stockholders have voted in favor of and have approved this Agreement and the transactions contemplated hereby, including the Acquisition, for all purposes under the Seller’s Governing Documents and under the Nevada Act, including without limitation for purposes of Section 78.565 of the Nevada Act (the “Seller Stockholder Approval”).

Whereas, in connection with the Closing, each of Jay Puchir, JD Reedy, and Jeff Ridings (collectively, the “Key Employees”) have or will execute within 30 days of the Closing employment agreements with Buyer (collectively, the “Employment Agreements”).

Now, Therefore, in consideration of the mutual covenants, agreements and understandings contained herein and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1 Purchase of the Shares.

(a) Buyer and Seller agree that the aggregate value of the Company is $17,691,710.65 (the “Closing Consideration”). Additionally, the outstanding indebtedness of the Company and its Subsidiaries listed on Schedule 1.1(a) (the “Assumed Indebtedness”) shall remain as an obligation of the Company or its Subsidiaties (as applicable) to be repaid and/or converted following the Closing; provided in all cases that such the principal amount of such Assumed Indebtedness shall under no circumstances exceed $11,161,711 in the aggregate.

(b) Subject to the terms and conditions set forth in this Agreement, at the Closing, Buyer shall purchase and acquire from Seller, and Seller shall sell, convey, assign, transfer and deliver to Buyer, the Shares, free and clear of any and all Encumbrances, except as listed on Schedule 2.20. In consideration for the Shares, Seller will be paid and will receive the Closing Consideration in the form of the issuance of 8,945,205 shares of the Buyer’s common stock, par value $0.001 per share (the “Buyer Common Stock”) at $0.73 per share.

The Buyer Common Stock issued pursuant to this Agreement will not be registered under the Securities Act of 1933, as amended, by reason of a specific exemption from the registration provisions of the Securities Act, which depends, in part, upon the accuracy of the Seller’s representations as expressed in this Agreement will be “restricted securities” under applicable U.S. federal securities Laws and may be disposed of only pursuant to an effective registration statement under the Securities Act or an exemption from registration under the Securities Act. The shares of Buyer Common Stock issued pursuant to this Agreement shall be characterized as “restricted securities” under the Securities Act and, if certificated, shall bear the following legend (or if held in book entry form, will be noted with a similar restriction):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE RESOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR THE AVAILABILITY OF AN WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT.

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1.2 Closing Transactions.

(a) Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m. Eastern Time on the date of this Agreement (the “Closing Date”), and shall be effective as of 11:59 p.m. Eastern Time on the Closing Date (the “Effective Time”).

(b) Actions, Deliveries and Payments. Subject to the conditions set forth in this Agreement, at the Closing:

(i) Buyer shall issue, or cause to be issued, the Buyer Common Stock to Seller;

(ii) Seller shall deliver (A) to Buyer a duly executed stock power with respect to the Shares in the form attached hereto as Exhibit 1.2(b)(ii) (a “Stock Power”), and (B) stock certificate(s) with respect to the Shares, duly endorsed for transfer to Buyer;

(iii) Seller shall deliver to Buyer evidence of all third-party consents, notices and approvals identified on Schedules 2.19 and 2.21 (collectively, the “Third-Party Approvals”), in each case in form and substance reasonably satisfactory to Buyer;

(iv) Seller shall deliver to Buyer evidence of the Seller Board Recommendation and the Seller Stockholder Approval, in each case in form and substance reasonably satisfactory to Buyer;

(v) Seller shall deliver to Buyer evidence of all governmental and regulatory consents, approvals, licenses and authorizations identified on Schedule 2.3(b) (collectively, the “Governmental Approvals”), in each case in form and substance reasonably satisfactory to Buyer;

(vi) Seller shall change all signatories on the Company or any Subsidiary’s bank accounts to the individuals chosen by Buyer;

(vii) Seller shall deliver to Buyer a certificate (in such form as may be reasonably requested by counsel to Buyer) executed by Seller stating that Seller is not a “foreign” person within the meaning of Section 1445 of the Code;

(viii) Seller shall deliver to Buyer certificates dated as of a date not earlier than three Business Days prior to the Closing Date as to the good standing of the Company, executed by the appropriate officials of the state of the Company’s organization and each jurisdiction in which the Company is licensed or qualified to do business as a foreign entity;

(ix) Seller shall deliver to Buyer copies of the certificate of incorporation of the Company, certified by the secretary of state of the Company’s state of organization, and copies of the other Governing Documents of the Company, certified by an officer of the Company as of the Closing Date;

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(x) Seller shall deliver to Buyer all original corporate record books and equity ownership ledgers of the Company and all Subsidiaries, and all other records relating to the organization, ownership and maintenance of the Company or any Subsidiary in the possession of Seller or the Company or any Subsidiary, if not already located on the premises of the Company or any Subsidiary;

(xi) Seller shall deliver written resignations of the current officers and directors of the Company and all Subsidiaries from any and all officer and director positions with the Company and all Subsidiaries, in forms reasonably satisfactory to Buyer;

(xii) Seller shall deliver to Buyer a General Release of Liability in the form attached as Exhibit 1.2(b)(xii) (the “General Release”);

(xiii) Seller shall deliver to Buyer the Latest Balance Sheet of the Company and all Subsidiaries; and

(xiv) Buyer shall entered into an Employment Agreement with Jay Puchir in substantially the form attached hereto as Exhibit 1.2(b)(xii).

1.3 Withholding. Notwithstanding any other provision in this Agreement to the contrary, Buyer shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Law. Amounts withheld pursuant to this Section 1.3 shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

1.4 Consent. With respect to any consent, approval, or waiver that is required as a result of, or in connection with, the transactions contemplated by this Agreement under any agreement, contract, license, permit or certificate of the Company, any Subsidiary, or Seller (including the Permits and Contracts) and that has not been obtained prior to the Closing, Seller shall use, and shall cause his Affiliates to use, best efforts to assist Buyer after the Closing to obtain, or cause to be obtained, at Buyer’s sole expense, each such consent, approval or waiver until such time as (a) each such consent, approval or waiver is obtained or (b) Buyer expressly notifies Seller in writing that such consent, approval or waiver is not required.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER CONCERNING

Seller, THE COMPANY AND THE BUSINESS

As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, Seller hereby represent and warrant to Buyer as of the Closing Date that the statements contained in this ARTICLE II are true and correct, except as otherwise specifically set forth in the disclosure schedules dated and delivered concurrently with this Agreement by Seller to Buyer (the “Disclosure Schedules”). The Disclosure Schedules contain individual Schedules which set forth (i) exceptions to particular representations, warranties, covenants and obligations of Seller set forth in this Agreement or (ii) descriptions or lists of assets and Liabilities and other items referred to in this Agreement. The Disclosure Schedules are arranged in Schedules which correspond to the applicable Sections and Subsections of this Agreement. Each exception to a representation and warranty set forth in the Disclosure Schedules qualifies only the provisions in the Section of this Agreement expressly referenced therein, and no other provisions of this Agreement. Nothing in the Disclosure Schedules will constitute an exception to a representation or warranty made in this Agreement unless such Schedule specifically identifies the relevant section of this Agreement, describes the exception with particularity and describes the relevant facts in reasonable detail. The absence of a reference in a representation or warranty to the Disclosure Schedules as containing an exception thereto will not prevent Seller from setting forth any such exceptions in the Disclosure Schedules. The absence of a Schedule relating to a particular Section or subsection in the Disclosure Schedules means there are no exceptions thereto.

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2.1 Power, Authority and Capacity; Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company is qualified to do business and in good standing in every jurisdiction in which the character of the Company’s properties or the nature of the Company’s activities require it to be so qualified, each of which is set forth in Schedule 2.1. The Company possesses all requisite organizational power and authority necessary to carry on its Business as now conducted and to carry out the transactions contemplated by this Agreement.

(b) The Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada. Seller has the legal capacity and full power and authority to enter into this Agreement and all of the other instruments and agreements contemplated hereby to which Seller is a party and to perform Seller’s obligations hereunder and thereunder.

2.2 Capitalization.

(a) Schedule 2.2(a) sets forth: (i) the authorized shares of capital stock of the Company, and (ii) the issued and outstanding Shares of the Company. All issued and outstanding Shares of the Company are owned beneficially and of record by Seller. The issued and outstanding Shares of the Company constitute all of the issued and oustanding shares of capital of the company. No shares of capital stock of the Company are authorized, issued or outstanding except those set forth in Schedule 2.2(a). All of the Shares are duly authorized, have been validly issued, and are fully paid and non-assessable.

(b) There are no outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, of any kind obligating the Company to issue, directly or indirectly, any additional shares of capital stock or other equity securities of any kind whatsoever. There are no Contracts relating to the issuance, sale, transfer, or voting of any shares of capital stock or other securities of the Company. There is no outstanding or authorized profit participation or sharing, profits interest or similar rights with respect to, or any other equity or voting interest in, the Company.

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2.3 Authorization; Non-contravention.

(a) This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms. Each of the other instruments and agreements contemplated hereby to which Seller is a party (assuming due authorization, execution and delivery by each other party thereto) constitutes a valid and binding obligation of Seller, enforceable in accordance with its respective terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) The execution, delivery and performance of this Agreement and the other agreements contemplated hereby to be executed and delivered by Seller and the consummation of the transactions contemplated hereby and thereby do not and shall not (i) conflict with or result in any breach of any of the provisions of, (ii) constitute a default under, (iii) result in a violation of, (iv) give any third party the right to terminate or to accelerate any obligation under, (v) result in the creation of any Encumbrance of any kind upon the Company or any Subsidiary’s assets pursuant to, or (vi) require any authorization, consent, approval, exemption or other action by or notice to or filing with any Governmental Authority pursuant to, in the case of each of the foregoing (i) through (vi), the Company or any Subsidiary’s Governing Documents, any Contract to which Seller or any Subsidiary is a party, any Material Contract or Permit of the Company, any Subsidiary, Seller or of the Business, or any Law to which the Company, any Subsidiary, or Seller is subject.

(c) Neither the Company, any Subsidiary, nor Seller is a party to or bound by any written or oral agreement or understanding with respect to a Business Transaction other than this Agreement, and the Company and Seller has terminated all discussions with third parties (other than with Buyer and its Affiliates) regarding any Business Transactions.

(d) The Company Board has (A) made the Company Recommendation, (B) directed that this Agreement and the transactions contemplated hereunder be submitted to the Seller’s stockholders for their approval and adoption (x) at a stockholders’ meeting duly called and held for such purpose or (y) pursuant to a written consent and (C) made a determination that the consideration to be received by the Seller in connection with the transactions contemplated under this Agreement is fair from a financial point of view to such holders, and such opinion has not been modified, revoked or withdrawn.

(e) Holders representing the majority of the Seller’s common stock have voted in favor of and have approved this Agreement and the transactions contemplated hereby for all purposes under the Seller’s Governing Documents and under the Nevada Act, including without limitation for purposes of Section 78.565 of the Nevada Act. Such Seller Stockholder Approval has not been modified, revoked, or withdrawn. This Agreement and the transactions contemplated hereby do not afford any stockholder of the Seller with the right to receive notice of, demand, or exercise appraisal or similar rights, including as provided under Section 92A.380 of the Nevada Statute. No restrictions contained in any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company or Seller’s respective Governing Documents is applicable to the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereunder.

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2.4 Subsidiaries.

(a) Schedule 2.4 lists each of the Subsidiaries of the Company as of the date hereof and their respective jurisdictions of organization. The Company owns, beneficially and of record, 100% of the shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company (as determined on an as-converted fully-diluted basis), specifically including White River and Shamrock, as provided below. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company, including White River and Shamrock, as provided below, were duly authorized and validly issued, free of any preemptive rights, are fully paid and nonassessable, and are free and clear of any Encumbrance, except as listed on Schedule 2.4 or on Schedule 2.20. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

(b) Prior to or simultaneously with the Closing, the Company has completed its acquisitions for 100% of the shares of capital stock of, or other equity or voting interests (as determined on an as-converted fully-diluted basis) in each of White River Holdings Corp. (“White River”) and Shamrock Upstream Energy LLC (“Shamrock”). As part of the acquisition of Shamrock, the Company has reserved $50,000 against the seller promissory note issued to Shamrock as part of the Assumed Indebtedness for Shamrock and referenced on Schedule 1.1(a) (the “Shamrock Seller Note”), which funds shall be retained by the Company as an offset and not be returned to Shamrock until 60 days from closing of the acquisition of Shamrock. During these 60 days, should Buyer identify any wells of Shamrock that need remediation, or is made aware of any other unpaid liabilities related to Shamrock’s assets, Buyer and/or the Company may use these funds to pay those liabilities with the net amount returned to the holders of the Shamrock Seller Note at the conclusion of the 60 day period.

2.5 The $2,200,000 total cash consideration (“Cash Consideration”) referenced in the White River and Shamrock acquisition agreements will be recorded at Closing as a non-interest bearing debt, Due to Related Party, payable on the Company’s balance sheet. No payments may be made towards this payable until all principal, accrued interest, and fees related to the Puritan Partners LLC loan have already been paid in full and a formal release has been received from the lender. The Cash Consideration will be included as a subsection within the Assumed Indebtedness in Schedule 1.1(a), however, this balance does not have any security interest or rights of creditors that conflict with or are senior or pari passu with right of payment to the senior secured debt or subordinated debt referenced in Schedule 1.1(a). Financial Statements; Absence of Undisclosed Liabilities.

(a) Seller has delivered or made available to Buyer: (i) the Latest Balance Sheet of the Company and its Subsidiaries, and the related statement of income for the 12-month period then ended (together with the Latest Balance Sheet, the “Interim Financials”); (ii) a balance sheet of the Company and its Subsidiaries at December 31, 2019, and the related statements of income and owners’ equity and cash flows (collectively, the “Financial Statements”) for such periods. Such Financial Statements fairly present in all material respects the financial condition and the results of operations, changes in shareholder’s equity, and cash flows of the Company, its Subsidiaries, and the Business as at the respective dates and for the periods referred to in such Financial Statements, subject to normal year end adjustments in the case of the Interim Financials. The Financial Statements reflect the consistent application of such accounting principles throughout the periods involved and have been prepared from the accounting records of the Company and its Subsidiaries. There has been no material change in the accounting methods or practices of the Company or its Subsidiaries since the earliest date covered by the foregoing Financial Statements, which is not expressly described therein.

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(b) The Company and its Subsidiaries do not have, and will not have, any Liability arising out of any transaction or transactions entered into on or prior to the Closing Date, or any action or inaction on or prior to the Closing Date, or any state of facts existing on or prior to the Closing Date, other than (i) Liabilities reflected or reserved against on the Latest Balance Sheet, (ii) Liabilities which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business of the Company (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, misappropriation, violation of Law, claim or Proceeding), and (iii) obligations under Contracts and commitments described on Schedule 2.21(a) (but not Liabilities for any breach of any such contract or commitment). At Closing, the principal amount of the Assumed Indebtedness does not exceed $11,161,711 in the aggregate.

(c) The Company and its Subsidiaries maintain and comply with a system of accounting controls sufficient to provide reasonable assurances that (i) its business is operated in accordance with management’s general or specific authorization and, in all material respects, with applicable Laws, (ii) transactions are recorded as necessary to permit preparation of financial statements as required by a cash basis of accounting consistently applied, and (iii) access to properties and assets is permitted in accordance with management’s general or specific authorization.

(d) All accounts and notes receivable of the Company and its Subsidiaries (net of reserves for doubtful accounts as reflected in the Financial Statements and considering contractual allowances) are or shall, as applicable, be valid receivables arising in the Ordinary Course of Business; (no Person has any Encumbrance on such receivables or any part thereof, and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such receivables; and to Seller’s Knowledge, there is no pending contest or dispute with respect to the amount or validity of any amount of any such accounts receivable.

2.6 No Material Adverse Effect. Since December 31, 2019, there has occurred no fact, event or circumstance which has had, will have or would reasonably be expected to have, individually or in the aggregate with all other facts and circumstances, a Material Adverse Effect.

2.7 Ownership of and Sufficiency of Tangible Personal Property.

(a) Except as set forth on Schedule 2.7, the Company or its Subsidiaries own, free and clear of all Encumbrances and restrictions of whatever nature, all of the assets, properties, equipment, machinery, fixtures and improvements (i) (A) located on or affixed to the Leased Real Property, (B) reflected in the Latest Balance Sheet, or (C) used in the operation of the Business; and (ii) all assets, properties, equipment, machinery, fixtures and improvements acquired by the Company or its Subsidiaries since the date of the Latest Balance Sheet. The foregoing (i) and (ii), together with the Company IP, the Leased Real Property and the Contracts to which the Company or its Subsidiary is a party, comprise all of the assets and properties used or held for use in, developed for use in, or necessary for the conduct of, the Business.

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(b) The buildings, improvements, fixtures, machinery, equipment and other tangible assets (whether owned or leased) of the Company and its Subsidiaries are, except for ordinary wear and tear, in good condition and repair and are fit for use in the Ordinary Course of Business, all such assets have been installed and maintained in accordance with all applicable Laws in all material respects and with the terms and conditions of any applicable Leases, and no material defects in any of the foregoing exist which would reasonably be expected to impair the conduct of the Business after the Closing.

2.8 Intellectual Property.

(a) Schedule 2.8 contains a true, correct and complete list of all (i) registered Company IP, (ii) pending applications for registrations of Intellectual Property Rights in the name of the Company or its Subsidiaries (collectively the foregoing (i) and (ii) are “Registered Company IP”), and (iii) material unregistered Intellectual Property Rights owned by the Company or its Subsidiaries. The Company or its Subsidiaries (A) exclusively own and possess all right, title, and interest in and to all Intellectual Property Rights required to be set forth on Schedule 2.8, and (B) exclusively own and possess all right, title, and interest in and to, or have sufficient rights to, pursuant to a valid and enforceable written license, all other Intellectual Property Rights used or held for use in, developed for use in, or necessary for the conduct of the Business as presently conducted by the Company and its Subsidiaries, and the Company and its Subsidiaries’ operations, in each case free and clear of all Encumbrances. All of the Intellectual Property Rights owned by the Company and its Subsidiaries are subsisting and in full force and effect and valid and enforceable. Neither the Company, its Subsidiaries, nor the conduct of its Business has infringed, misappropriated, diluted or conflicted with, nor infringes, misappropriates, dilutes or conflicts with, any Intellectual Property Rights of other Persons. To Seller’s Knowledge, no other Person is infringing, misappropriating, or conflicting with any Intellectual Property Rights owned by the Company or any Subsidiary. Neither the Company, a Subsidiary, nor Seller is a party to any agreement relating to any Intellectual Property Rights, including any agreement affecting the Company or any Subsidiary’s ability to use, enforce, license, own or disclose any Intellectual Property Rights (other than Off-the-Shelf Software Licenses).

(b) To Seller’s Knowledge, the Company and each Subsidiary complies, and has complied, with all (and is not aware of any violation of any) Card Association Rules or the Company’s internal policies related to data security and data privacy (including the collection of personally identifiable information and the privacy of all customers and any of their personally identifiable information). To Seller’s Knowledge, there are not, and have not been, any facts or circumstances that would require, pursuant to applicable Law or Card Association Rules, the Company or any Subsidiary to give notice to any customer, supplier, or other Person of any actual or perceived data security breaches. There has been no actual or alleged unauthorized use, access, intrusion, or breach of security of any of the IT Systems or any personally identifiable information, payment card information, confidential or proprietary data or any other such information collected, maintained or stored by or on behalf of the Company or any Subsidiary (or any loss, destruction, compromise or unauthorized disclosure thereof).

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(c) There are no Proceedings against the Company or any Subsidiary that are presently pending or, to Seller’s Knowledge, threatened, (i) contesting the validity, use, ownership, registrability or enforceability of any of the Company IP, or (ii) with respect to any infringement, misappropriation, dilution, or other conflict by the Company or any Subsidiary or the conduct of its business of any Intellectual Property Rights of any Person (including any offers or demands to license or cease and desist letters), and neither the Company nor any Subsidiary has received written notice of any of the foregoing described in the foregoing clauses (i) or (ii) since December 31, 2019.

(d) All of the IT Systems are free from any malicious or disabling code or instructions, timer, copy protection device, clock, counter, or other limiting design or routing or any “back-door,” “time bomb,” “trojan horse,” “worm,” “drop dead device,” “virus,” “bug,” documentation error or corruptant, malware, “spyware,” or other similar programs, software routines or hardware components that would permit unauthorized access or the unauthorized disablement or erasure of any of the IT Systems or otherwise render the IT Systems incapable of being used in the full manner for which they were designed. No IT Systems have experienced failures, breakdowns or continued substandard performance in the past 12 months that have caused substantial disruption or interruption in the Company or any Subsidiary’s use thereof or in the conduct of the Business.

(e) Neither the Company nor any Subsidary has: (i) experienced any actual, suspected, or alleged data security breaches, unauthorized access or use of any of the IT Systems, or unauthorized acquisition, destruction, damage, disclosure, Loss, corruption, alteration, or use of any data located on any of the IT Systems, or (ii) been subject to any Proceeding, regarding the collection, dissemination, storage or use of personal information, and there are no facts suggesting a likelihood of the foregoing clauses (i) or (ii). The Company and each Subsidiary has taken all reasonable steps to protect and maintain the Company IP.

(f) All Persons who have participated in or contributed to the conception, authorship, creation, or development of any Intellectual Property Rights for or under the supervision or direction of the Company or any Subsidiary, have executed and delivered to the Company or a Subsidiary a valid and enforceable written agreement (i) providing for the non-disclosure by such Person of all Confidential Information, and (ii) providing for the assignment (by way of a present grant of assignment) by such Person to the Company or a Subsidiary of all Intellectual Property Rights conceived of, authored, created or developed by such Person in connection with his or her employment by, engagement by or agreement with the Company or a Subsidiary. The transactions contemplated by this Agreement will not impair the right, title or interest of the Company or any Subsidiary in or to any of the Company IP or IT Systems, and all of the Company IP and IT Systems will be owned or possessed by, available to, or licensed to, the Company or a Subsidiary immediately after the Closing on terms and conditions identical to those under which the Company or such Subsidiary owns, possesses, has been made available, or licenses such Company IP and IT Systems immediately prior to the Closing, without the payment of any additional amounts or consideration.

(g) To Seller’s Knowledge, all software owned, licensed, or used by any the Company or any Subsidiary (other than commonly available, noncustomized third-party software licensed to the Company for internal use on a nonexclusive basis) has been used by the Company and its Subsidiaries in accordance with the terms and limitations of any corresponding license, including number of authorized users. The Company and its Subsidiaries have all rights necessary to use all copies of all software used by the Company and its Subsidiaries.

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2.9 Litigation.

(a) At all times since December 31, 2019, there has not been any, and as of the Closing Date there are no, Proceedings (i) pending or, to Seller’s Knowledge, threatened against or affecting (A) the Company, any Subsidiary, or their respective assets or properties, (B) Seller, or (C) any of the officers, directors or employees of the Company or any Subsidiary concerning or relating to the Business, or (ii) pending, or to Seller’s Knowledge, threatened by the Company, Seller, or any Subsidiary against any Person. The Company maintains insurance with respect to each of the pending matters set forth on Schedule 2.9. Neither the Company, a Subsidiary, nor any asset or property owned by the Company or a Subsidiary is subject to any judgment, decision, decree, order, injunction, writ, stipulation, determination, or ruling of any Governmental Authority.

(b) No Proceeding is pending or, to Seller’s Knowledge, threatened before any Governmental Authority wherein an unfavorable injunction, judgment, order, decree, ruling or charge would, and no injunction, judgment, order, decree, ruling or charge has been entered or is in effect that would, (i) prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby or declare unlawful any of the transactions contemplated hereby; (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; (iii) affect adversely the right of Buyer to purchase and own the Shares or to operate the Company, its Subsidiaries, or the Business; or (iv) result in Buyer, the Company, or any Subsidiary, paying, or otherwise becoming subject to an obligation in respect of, damages or other relief in connection with the transactions contemplated hereby.

2.10 Compliance with Laws; Permits and Licenses.

(a) Seller, the Company, and the Subsidiaries have been and are, in all materials respects, in compliance with all applicable Laws relating to the maintenance and operation of the Business.

(b) The Company and each Subsidiary is in compliance with all permits, licenses, bonds, approvals, certificates, registrations, accreditations and other authorizations and similar rights of all Governmental Authorities (the “Permits”) required or desirable for the ownership, use, occupancy or operation of the Business, and Schedule 2.10(b) sets forth a list of all of such Permits of the Company and its Subsidiaries. Each Permit is valid and in full force and effect, except where the failure to obtain any such Permit or Permits would not have a Material Adverse Effect. No written notices have been received by the Company or any Subsidiary alleging the failure to hold, or the pending or threatened revocation or cancellation of, any such Permit.

2.11 Environmental Matters.

(a) The Company and each Subsidiary has complied with, and is in compliance with, all applicable Environmental Laws, which compliance has included obtaining and complying at all times with all Permits required pursuant to Environmental Laws for the occupation of the Company and each Subsidiary’s properties or facilities and the operation of the Business.

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(b) Neither the Company nor any Subsidiary, Seller, or any other Person for whose conduct any of them is or could be held responsible has received any notice or other communication (written or oral) relating to any actual, alleged, or potential violation of or failure to comply with, or any Liability relating to, any Environmental Law.

(c) There are no pending or, to Seller’s Knowledge, threatened, claims or Encumbrances resulting from or arising under or pursuant to any Environmental Law, with respect to or affecting any asset owned or used by the Company or any Subsidiary or in which it has or had an interest.

(d) Neither the Company nor any Subsidiary, Seller, or any other Person for whose conduct any of them is or could be held responsible, has any Liability under any Environmental Law, and no event has occurred or circumstance exists that (with or without notice or lapse of time) could reasonably be expected to result in the Company, any Subsidiary, or any other Person for whose conduct the Company or any Subsidiary is or could be held responsible having any Liability under, or having violated, any Environmental Law.

(e) Neither the Company nor any Subsidiary has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Materials or owned, occupied or operated any facility or property contaminated by any Hazardous Materials and requiring remediation under applicable Environmental Laws, in each case above, as has given or could give rise to any material Liabilities pursuant to any Environmental Law.

(f) Neither the Company nor any Subsidiary has assumed, undertaken, or otherwise become subject to any material Liability of any other Person, or provided indemnity with respect to any material Liability, in each case relating to Environmental Laws.

(g) Seller has furnished or has caused the Company and each Subsidiary to furnish to Buyer all environmental audits, reports and other environmental documents relating to the Company and its Subsidiaries or Affiliates or their respective predecessors, and to any of their current or former facilities and operations, which are in Seller’s or the Company or any Subsidiary’s possession or control.

2.12 Employees.

(a) Schedule 2.12(a) correctly sets forth, for each employee of the Company or its Subsidiary, such employee’s name, title, status as full or part time, length of service, current annual salary or wages, bonus and commission entitlement, vacation accrued, service credited for purposes of vesting and eligibility to participate under the Company’s Plans, and whether any such employee is absent from active employment, including, but not limited to, leave of absence or disability (and where an employee is absent or on leave, the type of absence or leave and expected return to work date). No employee of the Company or any Subsidiary is a party to, or is bound by, any employment, severance, change in control, bonus or similar agreement or arrangement with the Company or any Subsidiary, and no Person will have, as a result of the consummation of the transactions contemplated hereby, any right to receive any severance, change in control or similar compensation or payment. The employment of the Company and each Subsidiary’s employees is terminable at will without cost to the Company or any Subsidiary other than payment of benefits and/or wages earned through the last day of employment.

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(b) (i) neither the Company nor any Subsidiary is, or has ever been a party to or bound by, the terms of any collective bargaining, union contract, or other agreement with any labor organization and no such agreement or contract has been requested by any employee or group of employees of the Business, nor has there been any discussion with respect thereto by management of the Company or any Subsidiary with any employees of the Business; (ii) since December 31, 2019, the Company and its Subsidiaries have not had any actual or, to Seller’s Knowledge, threatened, material labor disputes (including strikes, work stoppages, slowdowns, concerted refusal to work overtime, or material grievances); (iii) since December 31, 2018, there have been no union organization, decertification activities or any petitions, pending or otherwise, for recognition of, a labor union or association as the exclusive bargaining agent for, or where the purpose is to organize any group or groups of employees of, the Company or any Subsidiary; (iv) there is not currently pending, with regard to any of its facilities, any Proceeding before the National Labor Relations Board, wherein any labor organization is seeking representation of any employees of the Company, any Subsidiary, or the Business; (v) there are no written personnel policies, rules or procedures applicable to employees of the Company or any Subsidiary, (vi) there are no employees of the Company or any Subsidiary receiving workplace safety and insurance benefits, on any leave or receiving disability benefits; and (vii) to Seller’s Knowledge, no officer, executive, or key employee of the Company or any Subsidiary has any intention to terminate his or her employment within the first 18 months following the Closing Date. All amounts owing under applicable workers’ compensation legislation have been paid in full and the Company and each Subsidiary’s claims experiences would not permit a penalty reassessment under such legislation.

(c) With respect to the transactions contemplated by this Agreement, any notice required under any Law has been given, and all bargaining obligations with any employee representative have been satisfied. Since December 31, 2019, neither the Company nor any Subsidiary has implemented any layoff of employees that could implicate the WARN Act. Schedule 2.12(c) sets forth the identities and workplaces of all persons whose employment was terminated by the Company or any Subsidiary during the 90-day period prior to the Closing Date.

(d) As of the Closing Date, there are no actions, government investigations or labor grievances pending, or, to Seller’s Knowledge, threatened relating to any employment related matter involving any employee of the Company or any Subsidiary or any applicant seeking employment with the Company or any Subsidiary, including charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices or other alleged violations of Law.

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(e) The Company and its Subsidiaries or Affiliates involved in the employment of or provision of benefits to employees of the Business are, and have been, in compliance with all applicable Laws relating to employment or labor, including without limitation labor and employment practices, terms and conditions of employment, wages and hours, overtime payments, Fair Labor Standards Act compliance, recordkeeping, employee classification, non-discrimination, employee benefits, employee leave, payroll documents, record retention, equal opportunity, immigration, occupational health and safety, severance, termination or discharge, collective bargaining, timekeeping, drug testing, U.S. Department of Transportation compliance, physicals and e-verify, and neither the Company nor any Subsidiary is in violation of any Law concerning classification of individual independent contractors or consultants. The Company, its Subsidiaries, and its Affiliates involved in the employment of employees of the Business have policies and procedures to comply with federal immigration Laws with respect to hiring only workforce eligible employees and individual independent contractors or consultants and are in compliance with such policies and procedures. The Company, its Subsidiaries, and its Affiliates are in compliance with all applicable federal immigration Laws. The Company and its Subsidiaries have taken all legally required steps to verify the identity and legal entitlement to work of each of its employees in the U.S. No employee resident in the U.S. is employed under a work visa.

(f) Each of the employees of the Business is currently accredited and holds such licenses with those regulatory and accreditation organizations as may be necessary for the performance of his or her job duties.

(g) All obligations of the Company and its Subsidiaries as of the Closing Date for wages, salary and other employee compensation, vacation pay, holiday pay, premiums for employment or unemployment insurance, employer shared responsibility health coverage Tax, pension plan contributions or premiums, amounts owing under or in respect of employee benefit plan payments and all other accrued payroll obligations in respect of employees (and all former employees) of the Company and each Subsidiary will have been paid, or if unpaid, are accrued and reflected in the books and records of the Company and its Subsidiaries.

(h) Schedule 2.12(h) correctly sets forth the name and compensation of each individual who performs services for the Company or any Subsidiary (other than accountants and tax advisors, attorneys, and financial advisors) who is not treated as an employee for federal income Tax purposes.

(i) All contributions required to be paid with respect to workers’ compensation arrangements of the Company and each Subsidiary have been made or accrued as a liability in the Financial Statements.

(j) To Seller’s Knowledge, no employee or director of the Company or any Subsidiary is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person (“Proprietary Rights Agreement”) that in any way adversely affects or will affect (i) the performance of his or her duties as an employee or director of the Company or any Subsidiary, or (ii) the ability of the Company or any Subsidiary to conduct its business, including any Proprietary Rights Agreement with Seller, the Company, or any Subsidiary by any such employee or director.

2.13 Employee Benefit Plans. For purposes of this Section 2.13, the term “Company” includes all entities treated as a single employer with the Company pursuant to Section 414 of the Code.

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(a) Schedule 2.13(a) sets forth an accurate and complete list of each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other employee benefit plan, program, agreement or arrangement (including any bonus, retention, change in control, deferred compensation, retirement, severance, sick leave, flexible spending account, employee health or other welfare, post-employment welfare, paid time off, vacation, equity purchase, equity option, equity incentive or other benefit plan, program, policy, agreement or arrangement), maintained, sponsored, or contributed to by the Company or any Subsidiary, or with respect to which the Company or any Subsidiary has any Liability or potential Liability (each a “Plan” and collectively the “Plans”).

(b) The Company and its Subsidiaries do not have any obligation to contribute to (or any other Liability, including current or potential withdrawal liability, with respect to) any (i) “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) employee benefit plan which is a “defined benefit plan” (as defined in Section 3(35) of ERISA), that is subject to Title IV of ERISA, whether or not terminated, (iii) “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA); or (iv) “multiple employer plan” within the meaning of 210 of ERISA or Section 413(c) of the Code.

(c) With respect to each Plan, all required or recommended (in accordance with historical practices) payments (including all employer contributions and employee salary reduction contributions), premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing that are due have been timely made within the time periods prescribed by ERISA, the Code and applicable Law and all such contributions or payments ending on or prior to the Closing Date that are not yet due have been made or properly accrued on the Latest Balance Sheet and all reserves under each Plan that provides group benefits are reasonable and sufficient to provide for all incurred but unreported claims. None of the Plans have any unfunded liabilities which are not reflected on the Latest Balance Sheet.

(d) The Plans and all related trusts, insurance contracts and funds have been maintained, funded and administered in compliance in all material respects with their terms, the terms of any applicable collective bargaining agreement and with the applicable provisions of ERISA, the Code and other applicable Laws. Neither the Company, a Subsidiary, nor any trustee or administrator of any Plan has engaged in any transaction with respect to the Plans which would subject the Company, a Subsidiary, or any trustee or administrator of the Plans, or any party dealing with any such Plan, nor do the transactions contemplated by this Agreement constitute transactions which would subject any such party, to either a civil penalty assessed pursuant to Section 502(i) of ERISA or the Tax or penalty on prohibited transactions imposed by Section 4975 of the Code. No actions, suits or claims with respect to the assets of the Plans (other than routine claims for benefits) are pending or, to Seller’s Knowledge, threatened which could result in or subject the Company or any Subsidiary to any Liability and there are no circumstances which would give rise to or be expected to give rise to any such actions, suits or claims. No act or omission has occurred and no condition exists with respect to any Plan that would subject the Company, Buyer or any of their respective Subsidiaries or Affiliates to any fine, penalty, Tax or other Liability imposed under ERISA, the Code or other applicable Law.

(e) Each of the Plans, which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter or opinion/advisory letter from the IRS that such Plan is qualified under Section 401(a) of the Code which the Plan may currently rely upon, and there are no circumstances which would adversely affect the qualified status of any such Plan, and, Plans that are intended to qualify for special Tax treatment (if any) satisfy all requirements for such treatment.

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(f) Seller have delivered or made available (or caused the Company to deliver or make available) to Buyer true and correct copies of the Plan documents and summary Plan descriptions, summary of material modifications, the most recent determination/opinion/advisory letter received from the IRS (if any), the most recent annual report (Form 5500, with all applicable attachments), coverage and nondiscrimination testing results, submissions to the Employee Plans Compliance Resolution System (if any), and all related trust agreements, insurance contracts, and other funding arrangements that implement each Plan. Except as specifically provided in the foregoing documents delivered or made available to Buyer, there are no amendments to any Plan that have been adopted or approved nor has the Company or any Subsidiary undertaken to make any such amendments or to adopt or approve any new Plan.

(g) Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), accelerate the time of the payment or vesting of, or increase the amount of, or result in the forfeiture of compensation or benefits under any Plan.

(h) Any individual who performs services for the Company or any Subsidiary and who is not treated as an employee for federal income Tax purposes by the Company is not an employee under applicable Law or for any purpose including, without limitation, for Tax withholding purposes or Plan purposes. Neither the Company nor any Subsidiary has any Liability by reason of an individual who performs or performed services for the Company or any Subsidiary in any capacity being improperly excluded from participating in any Plan or being improperly allowed to participate in any Plan.

(i) Neither the Company nor any Subsidiary has any obligation under any Plan or otherwise to provide medical, health, life insurance or other welfare-type benefits to current or future retired or terminated employees or their dependents (except for limited continued medical benefit coverage required to be provided under Section 4980B of the Code or as required under applicable Law for which the recipient pays the full premium cost).

(j) Since December 31, 2019, the Company and each Subsidiary has offered each of its full-time employees and their dependents the opportunity to enroll in affordable health insurance coverage that provides minimum value and has timely complied with information reporting requirements under the Code related to such offers of coverage.

2.14 Tax Matters.

(a) The Company and each Subsidiary has timely filed (taking into account any valid extensions) all Tax Returns required to be filed by it, and each such Tax Return was true, correct and complete and was prepared in compliance with all applicable Laws. All Taxes due and payable by the Company, its Subsidiaries, and Seller (with respect to the operations of the Company), whether or not shown or required to be shown on any Tax Return, have been timely paid. The Company and each Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member, or other third-party;

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(b) Neither the Company nor any Subsidiary has requested or been granted an extension of time for filing any Tax Return which has not yet been filed, and it has not waived any statute of limitations in respect to Taxes which waiver remains outstanding;

(c) Neither the Company nor any Subsidiary has consented to, or been requested to consent to, give a waiver or extension (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or any Subsidiary or for which the Company or any Subsidiary may be liable;

(d) During the last six years, no federal, state, provincial, local, or non-U.S. tax audits or administrative or judicial Proceedings for or relating to Taxes are pending or being conducted with respect to Seller, the Company, or any Subsidiary. During the last six years, neither the Company nor the Seller have received from any federal, state, provincial, local, or non-U.S. taxing authority (including jurisdictions where the Company has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review or (ii) notice of deficiency, proposed adjustment or other claim for any amount of Tax proposed, asserted, or assessed by any taxing authority against Seller (with respect to the operations of the Company) or the Company or any Subsidiary. To Seller’s Knowledge, there are no threatened Proceedings for or relating to Taxes of the Company or any Subsidiary, and there are no matters under discussion with the IRS or other Governmental Authority with respect to Taxes of the Company, any Subsidiary, or Seller;

(e) No written claim has ever been made by any Governmental Authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns claiming that the Company or any Subsidiary is or may be subject to Taxes assessed by such jurisdiction;

(f) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon (i) any of the assets of the Company or any Subsidiary; or (ii) any Shares;

(g) There is no Tax sharing agreement, Tax allocation agreement, Tax indemnity obligation or similar contract, agreement, arrangement, understanding or practice, oral or written, with respect to Taxes that will require any payment by the Company, any Subsidiary, or any Buyer Party;

(h) The Company and its Subsidiaries (i) have never been a member of an Affiliated Group filing a consolidated federal income Tax Return, and (ii) have no liability for the Taxes of any Person (other than the Company or a Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar or corresponding provision of state, local or non-U.S. Law), as a transferee or successor, by contract or otherwise;

(i) No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer, director or other individual service provider of the Company, its Subsidiaries, or any of their Affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any agreement, contract, arrangement, plan or otherwise could be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code);

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(j) Each contract, arrangement, or plan of the Company or any Subsidiary that is a “nonqualified deferred compensation plan” (as defined for purposes of Code Section 409A(d)(1)) is in documentary and operational compliance with Code Section 409A and the applicable guidance issued thereunder. Neither the Company nor any Subsidiary has indemnity obligation for any Taxes imposed under Section 4999 or 409A of the Code;

(k) The Company and each Subsidiary is not, and has never been, a party to any “reportable transaction” or “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(1);

(l) Neither the Company nor any Subsidiary is formed, or is a resident for Tax purposes, outside of the United States. The Company and its Subsidiaries do not have, and have never had, a permanent establishment within the meaning of any applicable Tax treaty, an office or fixed place of business or any other presence in a country other than the United States that subjects it to taxation by such country;

(m) Schedule 2.14(m) lists (i) the taxable years of the Company and each Subsidiary as to which the applicable statutes of limitation on the assessment and collection of Taxes have not expired, (ii) those taxable years ended after December 31, 2018 for which examinations by taxing authorities have been completed, including a description of the nature and the outcome of each such examination; and (iii) those taxable years for which examinations by taxing authorities have been, or are presently being, conducted which examinations have not been completed, including a description of the nature and the current status of such examinations. Seller have delivered to Buyer copies of any reports, statements of deficiencies and similar items with respect to such examinations. There are no adjustments to any Tax Return filed by or with respect to the Company or any Subsidiary for any taxable year ended after December 31, 2018, and no deficiencies have been proposed by the IRS or other Governmental Authority with respect to such Tax Returns;

(n) The Company and each Subsidiary has made adequate provision in its financial statements as required by a cash basis of accounting consistently applied for all Tax liabilities of the Company and each Subsidiary;

(o) None of the assets of the Company or any Subsidiary (i) are “tax-exempt use property” within the meaning of Code Section 168(h), or (ii) secure any debt the interest on which is tax exempt under Code Section 103(a);

(p) Neither the Company nor any Subsidiary has distributed stock of another Person in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or 361;

(q) Neither the Company nor any Subsidiary has agreed, or is required, to make any adjustment under Code Section 481, and no Governmental Authority has proposed any such adjustment or change in accounting method;

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(r) The Company and each Subsidiary has not executed or entered into a closing agreement pursuant to Code Section 7121 or any similar provision of state, local or foreign Law, and, to Seller’s Knowledge, neither the Company nor any Subsidiary is subject to any private letter ruling of the IRS or comparable ruling of any other Governmental Authority;

(s) The Company and each Subsidiary will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending prior to the Closing Date; (ii) installment sale or open transaction disposition made prior to the Closing Date; (iii) prepaid amount received prior to the Closing Date; or (iv) as a result of any election under Code Section 108(i) (or any similar provision of state, local or foreign Law) with respect to the discharge of any indebtedness prior to the Closing Date;

(t) Neither the Company nor any Subsidiary is the beneficiary of any Tax incentive, Tax rebate, Tax holiday or similar arrangement or agreement with any Governmental Authority;

(u) The Company has made available to Buyer complete and correct copies of all Tax Returns filed by or on behalf of the Company or any Subsidiary for all taxable years ending on or after December 31, 2018;

(v) Neither the Company nor any Subsidiary is a party to a joint venture, partnership or other arrangement that is treated as a partnership for Tax purposes;

(w) Neither the Company nor any Subsidiary has granted, and no other Person on behalf of the Company or any Subsidiary has granted, to any Person any power of attorney that is currently in force with respect to any Tax matter; and

(x) For all periods prior to this transaction, the Company was taxed as a C corporation for tax purposes under the Code.

2.15 Brokerage. There are no claims for brokerage commissions, finders’ fees, bonuses or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Company, any Subsidiary, or Seller.

2.16 Bank Accounts; Books and Records. Schedule 2.16 lists all of the bank accounts of the Company or any Subsidiary (designating each authorized signatory and the level of each signatory’s authorization for each such account). The Company and each Subsidiary has maintained all of its respective books and records relating to the operation of its business in the Ordinary Course of Business through and including the Closing Date and such books and records accurately reflect in all material respects the transactions and operations of the Company, its Subsidiaries, and its Business.

2.17 Services. To Seller’s Knowledge, all services provided by, or on behalf of, the Company or any Subsidiary, with respect to the Business since December 31, 2019, have been in conformity with all applicable material contractual commitments, all express and implied warranties and, in all material respects, with applicable Law.

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2.18 Affiliated Transactions. No officer, director, Seller, member, manager, employee or Affiliate of the Company, its Subsidiaries, or of Seller or, to Seller’s Knowledge, any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, Contract, commitment or transaction with the Company or any Subsidiary or has any right, title, or interest in any assets or properties, whether tangible or intangible, real or personal, used or held for use in, developed for use in, or necessary for the conduct of the Business, and, after the Closing, neither the Company, a Subsidiary, nor Seller will own or have any right, title, or interest in or to any Intellectual Property Rights used or held for use in, developed for use in, or necessary for the conduct of the Business.

2.19 Real Property.

(a) The Company does not own any Owned Real Property.

(b) Schedule 2.19(b) sets forth the address of each Leased Real Property, and a list of all leases, subleases, amendments, extensions, renewals, guaranties, licenses, concessions and other agreements (whether written or oral) related to such Leased Real Property (collectively, “Leases”) and the lessee or tenant under such Lease for each such Leased Real Property. Seller have delivered or made available to Buyer a true and correct copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. There are no amounts disputed by Seller, the Company, or any Subsidiary, and not paid to the landlords of the properties required to be listed on Schedule 2.19(b). With respect to each of the Leases:

(i) such Lease is legal, valid, binding, enforceable and in full force and effect;

(ii) except as otherwise set forth on Schedule 2.19(b), the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(iii) the Company and each Subsidiary’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and there are no disputes with respect to such Leases;

(iv) neither the Company or any Subsidiary nor, to Seller’s Knowledge, any other party to the Lease is in breach or default under such Lease, and, to Seller’s Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, could reasonably be expected to constitute a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

(v) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full;

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(vi) the Company and each Subsidiary does not owe, nor will it owe, any brokerage commission or finder’s fee with respect to such Lease;

(vii) the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Business, the Company, any Subsidiary, or any of the assets of the Company or any Subsidiary;

(viii) neither the Company nor any Subsidiary has subleased, licensed, collaterally assigned or granted any other security interest in such Lease or any interest therein; and

(ix) there are no Encumbrances on the estate or interest created by such Lease.

(c) The real property identified on Schedule 2.19(b) comprises all of the real property used or intended to be used in or otherwise related to, and necessary for the conduct of, the Business; and none of the Company, its Subsidiaries, Seller, and, to Seller’s Knowledge, no third-party is a party to any agreement or option to purchase any real property or interest therein.

2.20 Title to Company Interests.

(a) Seller is the sole legal, record and beneficial owner of the Shares. Seller owns such Shares free and clear of any and all Encumbrances, except as listed on Schedule 2.20, and has good and marketable title to the Shares. There is no restriction or limitation on Seller’s right to sell the Shares Interests as contemplated by this Agreement. At the Closing, Seller will transfer to Buyer the Shares free and clear of any and all Encumbrances, except as listed on Schedule 2.20.

(b) There are no undisclosed contracts, agreements, undertakings or other commitments (whether written or unwritten) to which Seller is a party or by which Seller is bound to either: (i) repurchase, redeem, or otherwise acquire any equity or voting interest in, the Company, any Subsidiary, or Seller; or (ii) vote, dispose of or sell any equity or voting interest in the Company, any Subsidiary, or Seller (including any option, call or other arrangement obliging Seller to sell, dispose of or assign any Buyer Common Stock).

(c) There are no undisclosed contracts, agreements, undertakings or other commitments (whether written or unwritten) to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound to either: (i) repurchase, redeem, or otherwise acquire any equity or voting interest in, the Company, any Subsidiary, or any other Person; or (ii) vote, dispose of or sell any equity or voting interest in the Company, any Subsidiary, or any other Person (including any option, call or other arrangement obliging Seller to sell, dispose of or assign all or any portion of the Shares).

(d) Seller is a resident of the state listed in the notice address on Seller’s signature page to this Agreement.

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2.21 Contracts.

(a) Schedule 2.21(a) sets forth a list of any of the following to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound: (i) profit sharing, option, incentive equity, employee equity purchase, bonus or other plan or arrangement providing for deferred or other compensation to employees, former employees or consultants, or any other employee benefit plan or arrangement, or any severance agreements, programs, policies or arrangements; (ii) Contract for the employment, retainer or engagement of any officer, individual employee or other Person on a full-time, part-time, consulting, independent contractor or other basis or agreement providing retention, change of control, severance or other termination payments or benefits, or other special or unusual compensation arrangements or relating to loans to equityholders, officers, directors, employees, partners or Affiliates; (iii) collective bargaining or other Contract with any labor organization; (iv) Contract under which the Company or any Subsidairy has advanced or loaned any other Person amounts in the aggregate equal to or exceeding $50,000 or Contract under which any Person would be deemed to have Indebtedness to the Company or any Subsidiary in amounts in the aggregate equal to or exceeding $50,000; (v) Contract relating to Indebtedness or the mortgaging, pledging or otherwise placing an Encumbrance on any asset(s) or property(ies) of the Company or any Subsidiary; (vi) Contract under which the Company or any Subsidiary is lessee of or holds or operates any property, real or personal, owned by any other party, except for any lease of real or personal property under which the aggregate annual rental payments do not exceed $50,000; (vii) Contract under which the Company or any Subsidiary is lessor of or permits any third-party to hold or operate any property, real or personal, owned or controlled by the Company or any Subsidiary, except for any lease of real or personal property under which the aggregate annual rental payments do not exceed $50,000; (viii) (A) Contract or group of related Contracts with the same party or group of affiliated parties the performance of which involves consideration in the aggregate in excess of $50,000 calculated on an annual basis or (B) having a term or terms exceeding more than one year and the performance of which involves consideration in the aggregate in excess of $50,000 calculated on an annual basis, in each case other than purchase and sales orders incurred in the Ordinary Course of Business; (ix) Contracts that relate to Intellectual Property Rights (including any licensing of Intellectual Property Rights by the Company or any Subsidiary to any Person or by any Person to the Company or any Subsidiary) and any other Contracts affecting the Company or any Subsidiary’s ability to own, use, transfer, license, disclose, or enforce any Intellectual Property Rights (or any assignment, license, royalty, development (and co-development), concurrent use, settlement, consent to use, software escrow, and indemnification agreements relating to any Intellectual Property Rights (in each case other than any Off-the-Shelf Software)); (x) warranty agreement with respect to its services rendered or its products sold or leased, other than any warranty provided in the Ordinary Course of Business; (xi) Contract with a term of more than six months which is not terminable by the Company or any Subsidiary upon less than 60 days’ notice without a penalty; (xii) settlement or similar agreement; (xiii) Government Contract (A) the performance of which involves consideration in the aggregate in excess of $50,000 calculated on an annual basis or (B) having a term of more than one year and the performance of which involves consideration in the aggregate in excess of $50,000 calculated on an annual basis; (xiv) Contract under which most favored nation pricing, disclosure of Company or any Subsidiary’s cost data or comparable pricing data, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal or rights of first negotiation are granted or received; (xv) Contract which provides for or otherwise includes a minimum volume or purchase requirement or similar obligation or arrangement; or (xvi) Contract with any contractor or subcontractor performing services for or on behalf of the Company or any Subsidiary or to any other Person pursuant to any Contract to which the Company or any Subsidiary is a party. Neither the Company nor any Subsidiary is a party to any of the Contracts or arrangements of the types set forth in the foregoing (i) through (xvii) which is not set forth on Schedule 2.21(a). All Contracts set forth or required to be set forth on Schedule 2.21(a) are collectively referred to as the “Material Contracts.”

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(b) Each of the Material Contracts is in full force and effect, and is valid, binding and enforceable in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of Law governing specific performance, injunctive relief or other equitable remedies. Buyer has been provided with, or given access to, a true and correct copy (including all amendments, waivers or other changes) of each Material Contract.

(c) (i) the Company and each Subsidiary has performed all obligations required to be performed by it and is not in default under or in breach of, nor is in receipt of any claim of default or breach under, any Material Contract; (ii) no event has occurred that, currently or with the passage of time or the giving of notice or both, would: (A) to Seller’s Knowledge, result in a default or breach of, acceleration of, or event of noncompliance under, any Material Contract; (B) to Seller’s Knowledge, give any party the right to terminate, modify or accelerate any Material Contract; or (C) result in any Encumbrance upon any assets of the Company or any Subsidiary; (iii) to Seller’s Knowledge, no Material Contract is currently subject to or is expected to be subject to: (A) cancellation or any other modification by the other party(ies) thereto; or (B) to any penalty, right of set-off or other similar charge by the other party(ies) thereto for late performance or delivery; (iv) to Seller’s Knowledge, there is no breach or anticipated breach or other failure to comply by the other party(ies) to any Material Contract; (v) no Material Contract is subject to a dispute; (vi) neither the Company, a Subsidiary, nor, to Seller’s Knowledge, any other party to a Material Contract, is delinquent in the payment of any amount due thereunder; (vii) neither the Company nor Seller has received any written notice from any party to a Material Contract stating that such Person intends to cancel or terminate such Material Contract or to assert a claim against the Company or any Subsidiary regarding any such dispute or controversy pertaining to such Material Contract; (viii) except as set forth on Schedule 2.21(c), no Material Contract requires the consent of, or notice to, any Person as a result of, or in connection with, the transactions contemplated by this Agreement; and (ix) no Contract will, upon completion or performance of the transactions contemplated by this Agreement, have a Material Adverse Effect on the Company.

(d) Schedule 2.21(d) lists any Material Contract containing any obligation of non-competition, non-solicitation, confidentiality or nondisclosure between the Company or any Subsidiary, on on ehand, and any other Person for the benefit of the Company or such other Person, on the other hand.

(e) To Seller’s Knowledge, Seller have not, nor may Seller acquire, any rights under, and Seller have not, nor may Seller become subject to, any obligation or Liability under any Material Contract.

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(f) Neither the Company nor and Subsidiary has: (i) been awarded any Government Contract on the basis of any preference program for small businesses or any other preference program; (ii) breached or violated any Law, certification, representation, clause, provision or requirement pertaining to any Government Contract; (iii) been suspended or debarred from bidding on Government Contracts by a Governmental Authority; (iv) been audited or investigated by any Governmental Authority with respect to any Government Contract; (v) conducted or initiated any internal investigation or made any disclosure with respect to any alleged or potential irregularity, misstatement or omission arising under or relating to a Government Contract; (vi) received from any Governmental Authority or any other Person any written notice of breach, cure, show cause or default with respect to any Government Contract; or (vii) had any Government Contract terminated by any Governmental Authority or any other Person for default or failure to perform.

(g) Except as set forth on Schedule 2.21(a), each contractor or subcontractor performing services for or on behalf of the Company or any Subsidiary is party to a valid and binding Contract with the Company or such Subsidiary, enforceable against it in accordance with its terms, and each such Contract is in compliance with the requirements of any applicable Contract to which the Company or such Subsidiary is a party and pursuant to which such services are obtained by the Company or such Subsidiary, including, without limitation, insurance and surety requirements, required licenses or permits, and equipment specifications.

2.22 Accounts Receivable. Schedule 2.22 contains a true and correct list of the Company and each Subsidiary’s accounts receivable and the amounts thereof (“Accounts Receivable”) as of February 29, 2020 (such Accounts Receivable being further subject to contractual allowances), and all such Accounts Receivable represent valid, bona-fide obligations arising from sales actually made or services actually performed by the Company or a Subsidiary in the Ordinary Course of Business. Except as set forth on Schedule 2.22, the Accounts Receivable are current and aged under 90 days prior to February 29, 2020, and have been or will be collected in full (subject to contractual allowances), without any setoff, consistent with historical collection rates, within 90 days after the day on which such Account Receivable first became due and payable. In the month prior to the Closing Date, neither the Company nor a Subsidiary has accelerated the billing or collection of any Accounts Receivable in a manner inconsistent with historical practice. To Seller’s Knowledge, there is no objection to payment, declared inability to timely pay, contest, claim, defense, or right of setoff with respect to any account debtor of any Accounts Receivable relating to the amount or validity of such Accounts Receivable. The reserve on the Financial Statements against the Accounts Receivable for returns and bad debts has been calculated in a manner consistent with the Ordinary Course of Business.

2.23 Accounts Payable. Schedule 2.23 contains a true and correct list of the Company and each Subsidiary’s accounts payable and the amounts thereof (“Accounts Payable”) as of February 29, 2020, which Accounts Payable represent valid, bona-fide third-party obligations arising from sales actually made to, or services actually performed for, the Company or its Subsidiaries in the Ordinary Course of Business. Except as set forth on Schedule 2.23, none of the Accounts Payable are owed by the Company or a Subsidiary to Seller or any Affiliate of Seller or the Company, or to any officer, director, employee, family member, or any other related Person of Seller, the Company, its Subsidiaries, or any Affiliate of Seller or the Company. Except as set forth on Schedule 2.23, none of the Accounts Payable relate to any failure to perform, improper performance, or warranty of, or any breach, default, or violation by, the Company or any Subsidiary. No Account Payable is delinquent, except for that portion of any Account Payable about which there is a genuine dispute.

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2.24 Absence of Certain Developments. On and after December 31, 2019, the Company, its Subsidiaries, Affiliates, and the Business have been operated and conducted in the Ordinary Course of Business. Without limiting the generality of the foregoing, since December 31, 2019, there has not been any:

(a) amendment of any of the Governing Documents of the Company or any Subsidiary;

(b) issuance, sale or other disposition of any of the Company or any Subsidiary’s shares of capital stock, membership interests, or grant of any options, warrants or other rights to purchase or acquire (including upon conversion, exchange or exercise) any of the Company or any Subsidiary’s shares of capital stock or any Subsidiary;

(c) sale, assignment, license, lease, Encumbrance or transfer (including, without limitation, transfers with employees, Affiliates, or Seller) of any assets or other property of the Company or any Subsidiary, except in the Ordinary Course of Business, or any cancellation of any debts or claims owed to the Company or any Subsidiary;

(d) instance of material damage to, or destruction or loss of, any assets of the Company or any Subsidiary, which damage, destruction, or loss was not covered by insurance;

(e) increase in the salary, wages, bonuses, or other compensation rates of any officer, employee, director or consultant of the Company or any Subsidiary, except in the Ordinary Course of Business, or any commitment or the incurrence of any Liability to any labor organization;

(f) change in accounting or Tax methods, practices, or policies of the Company or any Subsidiary from those utilized in the preparation of the Financial Statements, or write-offs or write-downs made with respect to the Company or any Subsidiary’s assets or change made in general pricing practices or policies of the Company or any Subsidiary or change in the Company or any Subsidiary’s credit or allowance practices or policies;

(g) commencement of, or termination of, any lines of business of the Company or any Subsidiary;

(h) entry into any Contract that would constitute a Material Contract;

(i) notice from any Material Supplier received by the Company or any Subsidiary that such supplier has ceased, may cease, or will cease to do business with the Company or any Subsidiary;

(j) waiver of any material rights of value or sufferance of any material losses other than in the Ordinary Course of Business;

(k) material dispute, claim, or controversy with any current or former supplier to the Company, any Subsidiary, or the Business;

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(l) change in accounting methods or practices, collection policies, or payment policies of the Company or any Subsidiary, or any significant accommodations or concessions to any supplier of the Company, any Subsidiary, or the Business other than in the Ordinary Course of Business;

(m) (i) election or rescission of any election by or with respect to the Company or any Subsidiary relating to Taxes, (ii) closing agreement entered into by or with respect to the Company or any Subsidiary, (iii) affirmative action to surrender any right to claim a Tax refund, offset or other reduction in any liability for Taxes taken by or with respect to the Company or any Subsidiary, or (iv) amended Tax Return or claim for Tax refund filed by or with respect to the Company or any Subsidiary;

(n) incurrence, assumption or guarantee of any Indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the Ordinary Course of Business consistent with past practice;

(o) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Latest Balance Sheet or cancellation of any debts or entitlements;

(p) material damage, destruction or loss (whether or not covered by insurance) to its property or assets;

(q) acceleration, termination, material modification to or cancellation of any Material Contract to which the Company or any Subsidiary is a party or by which it is bound;

(r) notice or commencement of an audit or examination of the Plans by the Department of Labor or Internal Revenue Service;

(s) material capital expenditures; or

(t) Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

2.25 Insurance Policies. Schedule 2.25 sets forth a description of each insurance policy maintained by the Company or its Subsidiaries with respect to its properties, assets and businesses (the “Insurance Policies”) setting forth the type of coverage, the annual premiums, deductibles and coverage amounts therefor and an indication whether such policy is on a “claims made” or “occurrence” basis, and each such policy is in full force and effect as of the Closing. The Insurance Policies collectively constitute all of the insurance policies necessary to operate the Business in the Ordinary Course of Business. Neither Seller nor the Company nor any of its Subsidiaries have received any written notice from any insurance carrier or any other Person of any, and, to Seller’s Knowledge, there is no, violation, suspension, revocation or non-renewal of any of the Insurance Policies. All premiums and other charges due in connection with the Insurance Policies have been timely paid by the Company or its Subsidiaries through the Closing Date. At no point during the three years prior to the Closing Date has the Company or any Subsidiary been refused any insurance with respect to its business or assets, nor has coverage been limited by any insurance carrier to which the Company or any Subsidiary has applied for insurance or with which the Company or any Subsidiary has carried insurance. No event relating to the Company or any Subsidiary has occurred that could reasonably be expected to result in an upward adjustment in premiums under any of the Insurance Policies. Immediately following the Closing (and subject to termination thereafter by the Company), the Insurance Policies will remain in full force and effect and will be unaffected by the consummation of the transactions contemplated by this Agreement. The Company and its Subsidiaries do not have any self-insurance or co-insurance programs.

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2.26 Suppliers. Schedule 2.26 sets forth a list of the top 25 suppliers of the Company and its Subsidiaries (by volume of purchases from such suppliers) (collectively, the “Material Suppliers”), for the fiscal years ended December 31, 2019 and December 31, 2018 and for the period from January 1, 2020 through February 29, 2020. The Company and its Subsidiaries have not received any notice from any Material Supplier to the effect that, and has no reason to believe that, any such Material Supplier will stop, decrease the rate of, or change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company or any Subsidiary (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

2.27 Supplies. The Supplies of the Company, its Subsidiaries, and the Business are of a quantity and quality that have been adequate for the operation of the Business as presently conducted in the Ordinary Course of Business and are owned by the Company or its Subsidiaries, presently or as of the Closing Date, free and clear of any Encumbrances.

2.28 Securities Purchase. Seller represents and warrants to Buyer and acknowledges that:

(a) The Buyer Common Stock will be acquired for Seller’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, or any applicable state securities laws, and the Buyer Common Stock will not be disposed of in contravention of the Securities Act or any applicable state securities laws. Buyer Common Stock will be restricted shares, and will be held by Seller and distributed to Seller’s shareholders as determined by Seller to be reasonably appropriate, and in all times in conjunction with applicable securities laws and regulations.

(b) Seller is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities and Exchange Commission, is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Buyer Common Stock.

(c) (i) The Buyer Common Stock will not be registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, which depends, in part, upon the accuracy of the Seller’s representations as expressed in this Agreement; and (ii) the Buyer Common Stock issued in connection with this Agreement will be “restricted securities” under applicable U.S. federal securities Laws and may be disposed of only pursuant to an effective registration statement under the Securities Act or an exemption from registration under the Securities Act. The Seller acknowledges that Buyer has no obligation to register for resale the Buyer Common Stock to be issued pursuant to this Agreement.

(d) Seller is able to bear the economic risk of its investment in the Buyer Common Stock for an indefinite period of time because the Buyer Common Stock has not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

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(e) Seller has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Buyer Common Stock and has had full access to such other information concerning Buyer as it has requested;

(f) Seller acknowledges and agrees that there may be additional issuances of equity securities of Buyer after the Closing Date and Seller’s Buyer Common Stock may be diluted in connection with any such issuance.

(g) Seller has had the opportunity to consult its own tax counsel as to the U.S. federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement, and acknowledges that neither Buyer nor its officers, directors, employees, agents, or representatives have made any representations regarding such tax consequences or benefits upon which Seller has relied.

2.29 Product Liability . Neither the Company nor any of its Subsidiaries is now, or has never been, the subject of any Proceeding, claim, or recall in connection with any products designed, manufactured, assembled, distributed or sold by the Company or any of its Subsidiaries. No such Proceeding, claim or recall has been threatened to the Knowledge of the Seller. All products packaged or labeled by the Company or any of its Subsidiaries have been packaged and labeled in all material respects accordance with all applicable Laws.

2.30 Disclosure. No representation or warranty set forth is this ARTICLE II and no statement in any Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. There is no fact known to Seller, the Company, or any Subsidiary regarding the Company, any Subsidiary, or the Business (other than general economic or industry conditions) that materially adversely affects the Company, any Subsidiary, the Business, or the Company or any Subsidiary’s financial condition or results of operations that has not been set forth in this Agreement or a related Schedule.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter into this Agreement and consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller as of the Closing Date that:

3.1 Organization; Power and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada. Buyer has full power and authority to enter into this Agreement and all of the other instruments and agreements contemplated hereby to which Buyer is a party and to perform its obligations hereunder and thereunder.

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3.2 Authorization. The execution, delivery and performance by Buyer of this Agreement and all of the other instruments and agreements contemplated hereby to which Buyer is a party have been duly authorized by Buyer, and no other limited liability company act or proceeding on the part of Buyer or its members is necessary to authorize the execution, delivery or performance of this Agreement or the other instruments and agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Buyer and (assuming due authorization, execution and delivery by each other party thereto) constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms, and each of the other instruments and agreements contemplated hereby to which Buyer is a party (assuming due authorization, execution and delivery by each other party thereto) constitutes a valid and binding obligation of Buyer, enforceable in accordance with its respective terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.3 No Violation. The execution, delivery and performance by Buyer of this Agreement and all of the other instruments and agreements contemplated hereby to which Buyer is or will be a party and the fulfillment of and compliance with the respective terms hereof and thereof by Buyer do not and shall not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under (whether with or without the passage of time, the giving of notice or both), (c) result in a violation of, (d) give any third party the right to terminate or accelerate any obligation under, (e) result in the creation of any Encumbrance of any kind upon Buyer’s assets, or (f) require any authorization, consent, approval, exemption or other action of or by or notice or declaration to, or filing with, any third party or any Governmental Authority pursuant to, Buyer’s organizational, governing or other constituent documents, or any Law to which Buyer is subject, or any contract to which Buyer is party, bound or subject; in each case except as would not adversely affect Buyer’s execution, delivery or performance of this Agreement or the other instruments and agreements contemplated hereby to which Buyer is party.

3.4 Litigation. There are no Proceedings pending or, to Buyer’s knowledge, threatened against Buyer, at law or in equity and whether or not by or before any Governmental Authority which would adversely affect Buyer’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

3.5 Brokerage. There are no claims for brokerage commissions, finders’ fees, bonuses, or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon Buyer.

ARTICLE IV
ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING

4.1 Survival. It being the express intent of the Parties to modify any time period which would otherwise apply, the representations, warranties, covenants and agreements in this Agreement shall survive the Closing as follows:

(a) the Fundamental Representations shall survive (and the remedies hereunder with respect thereto shall survive) until the date which is 30 days following the expiration of the longest applicable statute of limitations in respect of the matters which are the subject thereof (after giving effect to any extensions or waivers thereof);

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(b) all other representations and warranties in this Agreement shall survive (and the remedies hereunder with respect thereto shall survive) for 18 months following the Closing; and

(c) all covenants and agreements set forth in this Agreement shall survive (and the remedies hereunder with respect thereto shall survive) for the time periods specified therein, and if no time period is specified, then for 24 months following the Closing; provided, that the covenants and agreements in Sections 4.2, 4.9 and 4.10 shall survive indefinitely.

Notwithstanding the foregoing, any representation, warranty, covenant or agreement in respect of which indemnity may be sought under Section 4.2, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 4.1 if notice of any Claim giving rise to such right or potential right of indemnity has been given to the Party against whom such indemnity may be sought prior to such time. The representations and warranties in this Agreement shall survive for the periods set forth in this Section 4.1 and shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any Party, or the knowledge acquired (or that could have been acquired) by any Party’s officers, directors, shareholders, members, managers, employees or agents or the acceptance by any Party of any certificate hereunder. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

4.2 Indemnification.

(a) Indemnification by Seller. Seller shall indemnify and defend Buyer, its Affiliates (including the Company and its Subsidiaries after the Closing) and equityholders, and each of their respective equityholders, officers, directors, members, managers, employees, agents, and representatives, and each of their respective successors and assigns (collectively, the “Buyer Parties” and individually a “Buyer Party”) and save and hold each of them harmless against any and all Losses which any such Buyer Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

(i) any breach or non-fulfillment by Seller or the Company of any representation or warranty made by Seller in this Agreement or any of the Schedules or Exhibits attached hereto; provided, that the determination of the amount of Losses arising from the breach of any representation or warranty shall be made without regard to, and without giving effect to, any Materiality Exceptions contained in such representation or warranty (as if such word or clause, as applicable, were deleted from such representation and warranty);

(ii) any breach or non-fulfillment of any covenant, agreement, obligation or other provision by Seller or the Company under this Agreement or any of the Schedules and Exhibits attached hereto;

(iii) any Indemnified Taxes;

(iv) any Indebtedness of the Company, guarantees made directly by Seller or the Company on behalf of any third party in respect of Indebtedness of the Company, and Transaction Expenses, in each case outstanding as of the Closing, but excluding for these purposes the Assumed Indebtedness;

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(v) Seller’s ownership of the Shares;

(vi) Those Liabilities listed on the attached Schedule 4.2(a); and

(vii) the operations of the Company or the Business prior to the Closing Date (but excluding for these purposes the Assumed Indebtedness).

For the avoidance of doubt, no Seller shall have any right of indemnification, contribution or subrogation against or from the Buyer, the Company, its Subsidiaries, any of their respective successors with respect to any indemnification made by or on behalf of Seller for any indemnification obligations arising out of a breach of any representation, warranty, covenant or agreement made by Seller on behalf of the Company. Notwithstanding anything to the contrary in this Section 4.2 or otherwise, neither the forgoing nor anything else in this Agreement shall impact Buyer and Company’s obligation to repay in full all amounts due and owing under the Assumed Indebtedness owing to Puritan Partners LLC as defined in Schedule 1.1(a).

(b) Indemnification by Buyer. Buyer shall indemnify each of the Seller and save and hold Seller harmless against any and all Losses which Seller may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of the breach or non-fulfillment by Buyer of any representation, warranty, covenant or agreement made by Buyer in this Agreement or any of the Exhibits attached hereto.

(c) Limitations on Indemnification.

(i) The Buyer Parties shall not be entitled to recover any Losses under Section 4.2(a)(i) (other than with respect to the Fundamental Representations) unless the aggregate amount of all such Losses exceeds on a cumulative basis an amount equal to $50,000 (the “Basket Amount”), at which time the Buyer Parties shall be entitled to recover the full amount of all such Losses, including the Basket Amount, subject to the other limitations provided in this ARTICLE IV.

(ii) Seller’s aggregate Liability for Losses under Section 4.2(a)(i) (other than with respect to the Fundamental Representations) shall in no event exceed $3,000,000.

(iii) Buyer’s aggregate Liability for Losses under Section 4.2(b) shall in no event exceed $3,000,000.

(iv) Neither party shall be liable to the other party for any punitive Losses (except if awarded in a third party claim), whether arising in contract, warranty, tort (including negligence), strict liability or otherwise.

(d) Manner of Payment. Except as otherwise provided herein, including Section 4.2Error! Reference source not found. below, any indemnification of the Buyer Parties or Seller pursuant to this Section 4.2 shall be effected by wire transfer of immediately available funds from Seller, or from Buyer, as the case may be, to an account(s) designated by a Buyer Party or Seller, as the case may be, within five days after final resolution of the applicable claim. For the avoidance of doubt, the concept of “indemnity” as used in this Section 4.2 is intended to include, among others, claims between or among the Parties to this Agreement and not involving any other Person, as well as Third-Party Claims. A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by written notice to the Party from whom indemnification is sought and shall be paid promptly after such notice.

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(e) Defense of Third-Party Claims. Any Claimant shall notify the Claims Agent in writing of any Third-Party Claim made against the Claimant by a third-party that is not an Affiliate of the Claimant promptly after receiving written notice thereof, and briefly describe therein the substance of the Third-Party Claim, the amount thereof (if known and quantifiable) and the basis thereof; provided, that the failure to promptly notify the Claims Agent shall not relieve the applicable indemnifying parties of their obligations hereunder except to the extent that such failure (i) caused the damages for which the applicable indemnifying parties are obligated to be greater than such damages would have been had the Claimant given the Claims Agent prompt notice hereunder or (ii) otherwise materially limited or restricted the ability of the applicable indemnifying parties to defend the Third-Party Claim. The Claims Agent shall be: (i) entitled to participate in the defense of such Third-Party Claim at such Claims Agent’s expense; and (ii) entitled to assume the defense thereof by appointing reputable counsel reasonably acceptable to the Claimant to be the lead counsel in connection with such Third-Party Claim; provided, that prior to the Claims Agent assuming control of such defense it shall first verify to the Claimant in writing that the applicable indemnifying parties shall provide full indemnification for such Third-Party Claim subject only to the limitations expressly set forth in Section 4.2(c); and provided, further, that:

(i) the Claimant shall be entitled to participate in the defense of such Third-Party Claim and to employ counsel of its choice for such purpose; provided, that the fees and expenses of such separate counsel shall be borne by the Claimant other than any fees and expenses of such separate counsel that are incurred prior to the date the Claims Agent effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the applicable indemnifying parties, and except that the applicable indemnifying parties shall pay all of the fees and expenses of such separate counsel if the Claimant has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the applicable indemnifying parties and the Claimant (other than any conflict arising solely from the indemnifying parties’ indemnification obligations hereunder);

(ii) the Claims Agent shall not be entitled to assume or maintain control of such defense if (A) the Claim relates to or arises in connection with any criminal or quasi-criminal Proceeding, action, indictment, allegation or investigation; (B) the Claimant reasonably believes an adverse determination with respect to the Proceeding or other claim giving rise to such Claim for indemnification will result in Losses to the Claimant in excess of the amounts for which it would be entitled to indemnification hereunder; (C) the Claim or Proceeding seeks an injunction or equitable relief against the Claimant; or (D) upon petition by the Claimant, the appropriate court rules that the Claims Agent failed or is failing to vigorously prosecute or defend such claim; and

(iii) if the Claims Agent shall control the defense of any Third-Party Claim, the Claims Agent shall obtain the prior written consent of the Claimant before entering into any settlement of such Third-Party Claim or ceasing to defend such Third-Party Claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Claimant or if such settlement does not expressly and unconditionally release the Claimant from all Liabilities with respect to such Third-Party Claim, with prejudice.

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(f) Right of Set-off. Buyer shall be entitled to (but shall not be required to) set-off any amounts that are judicially determined to be due or payable to any of the Buyer Parties by Seller pursuant to this Section 4.2 against (i) the Buyer Common Stock (based upon the average last reported sale price of Buyer Common Stock on the last 10 trading days prior to the date that the right of set-off is exercised), or (ii) any amounts otherwise payable by Buyer to Seller (including any payments or distributions owing from Buyer in respect of the Buyer Common Stock). In the event it elects to make a set-off, Buyer shall notify Seller in writing of any set-off it intends to make no less than 10 days prior to making such setoff, including therein a description of the basis and substance of the set-off and the amount and method of calculating the set-off, and shall include relevant documentation supporting the basis and amount of the set-off. The exercise of a set-off by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute a breach or an event of default of this Agreement, or any other document or instrument delivered herewith. Neither the exercise of, nor the failure to exercise, such right of set-off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

(g) Tax Benefits; Insurance Proceeds. Indemnification payments under this Section 4.2 shall be paid without reduction for any (i) deduction, amortization, exclusion from income or other allowance or Tax benefit, and (ii) recoveries or payments to Buyer under any insurance policies.

(h) Fraud. Notwithstanding anything in this Agreement to the contrary (including the survival periods set forth in Section 4.1, the limitations set forth in Section 4.2 and any statements of non-reliance or other disclaimers set forth herein or elsewhere), nothing in this Agreement (or elsewhere) shall limit or restrict any of the Buyer Parties’ or the Seller’s rights to maintain or recover any amounts in connection with any Proceeding or claim of Losses based upon fraud in connection with the transactions contemplated hereby.

4.3 Certain Waivers; etc. Effective only upon the Closing, Seller, on behalf of itself or its Affiliates hereby irrevocably waive, release and discharge each of the Buyer Parties from any and all Liabilities to Seller of any kind or nature whatsoever, whether in the capacity as a direct or indirect equity holder or as a director, manager, officer or employee of the Company or Buyer Party and whether arising under any Contract or otherwise at law or in equity, and Seller agree that Seller shall not seek to recover any amounts in connection therewith or thereunder from any of the Buyer Parties. In no event shall the Company or any of the Buyer Parties have any Liability whatsoever to Seller for any breaches of the representations, warranties, agreements or covenants of Seller hereunder, and in any event no Seller may seek contribution or indemnification from the Company or any Buyer Party in respect of any payments required to be made by Seller pursuant to this Agreement.

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4.4 Press Releases and Announcements. Each of Buyer and Seller shall issue their own separate press release regarding this Agreement and the transactions contemplated hereunder (which press release of a Party shall be reviewed and approved by the other Party prior to release) and thereafter the Buyer and Seller each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to this Agreement or the transactions contemplated hereby, and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange, the OTC Market or any interdealer quotation service) with respect thereto, except as may be required by applicable Laws or by obligations pursuant to any listing agreement with or rules of any national securities exchange, the OTC Market or any interdealer quotation service or by the request of any Governmental Entity; provided, that either Party shall be permitted (without consulting with, or obtaining the consent of, the other Party) to make such statements and announcements to financial analysts covering such Party. Notwithstanding the foregoing, the requirements of this Section 4.4 shall not apply to any disclosure by the Buyer or Seller of any information concerning this Agreement or the transactions contemplated hereby in connection with any dispute between the Parties regarding this Agreement or the other transactions contemplated by this Agreement.

4.5 Expenses. Except as otherwise provided herein, each Party hereto shall pay all of such Party’s own respective fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers and other representatives and consultants) incurred in connection with the negotiation of this Agreement, the performance of such Party’s obligations hereunder and the consummation of the transactions contemplated hereby.

4.6 Specific Performance. Each of the Parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each of the Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court in the United States or in any state having jurisdiction over the Parties and the matter in addition to any other remedy to which they may be entitled pursuant hereto.

4.7 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Company are fully authorized in the name of the Company or otherwise to take, and will take, all such lawful and necessary action.

4.8 Further Assurances. Seller shall execute and deliver (and shall cause its Affiliates to execute and deliver) such further documents and instruments of conveyance and transfer and take such additional action as Buyer may reasonably request to effect, consummate, confirm or evidence the transfer to Buyer of the Shares and the conduct by Buyer of the Business (including with respect to obtaining and maintaining all Permits), and Seller shall execute (and shall cause its Affiliates to execute) such documents as may be necessary to assist Buyer in preserving or perfecting its rights in the Shares and its ability to conduct the Business. Following the Closing, Seller and Buyer agree to cooperate with each other and to provide each other with all information and documentation reasonably necessary to permit the preparation and filing of all federal, state, local and other Tax Returns with respect to the Company; provided, that each Party hereto shall reimburse the other Party hereto for such other Person’s reasonable out of pocket expenses in connection therewith. Following the Closing, Seller shall refer all customer inquiries with respect to the Business to Buyer.

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4.9 Tax Matters.

(a) Tax Returns.

(i) Tax Periods Ending Before the Closing Date. Seller shall prepare, or cause to be prepared, at Seller’s expense, and timely file, or cause to be timely filed, all Income Tax Returns for the Company and its Subsidiaries for all Tax periods ending prior to the Closing Date (“Pre-Closing Income Tax Returns”). All such Pre-Closing Income Tax Returns shall be prepared in accordance with past practice, except as otherwise required by Law. Seller shall provide each such Pre-Closing Income Tax Return to Buyer for Buyer’s review not later than 60 days before the due date for such Pre-Closing Income Tax Return. In the event that Buyer disagrees with any aspect of any such Pre-Closing Income Tax Return and provides written notice of such disagreement to Seller within 20 days after receipt of such Pre-Closing Income Tax Return, time being of the essence, Buyer and Seller will attempt in good faith to resolve such disagreement. In the event that such disagreement has not been resolved within five days of Seller’s receipt of the Notice of Disagreement, then the disagreement will be submitted to the Independent Accountants for resolution, in which case (A) Seller and Buyer shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that Party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (B) the determination by the Independent Accountants, as set forth in a notice to be delivered to both Seller and Buyer within 20 days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding, and conclusive on Buyer and Seller; and (C) Seller and Buyer will each bear 50% of the fees and costs of the Independent Accountants for such determination. Buyer will cause such Pre-Closing Income Tax Returns to be signed by an appropriate officer of the Company. Buyer shall prepare, or cause to be prepared, in accordance with past practice (except as otherwise required by Law) and timely file, or cause to be timely filed, all Tax Returns for the Company. for all Tax periods ending prior to the Closing Date, other than Pre-Closing Income Tax Returns. Seller shall be responsible for all Taxes relating to the Company or its Subsidiaries for all taxable periods ending before the Closing Date. Seller shall report Seller’s distributive share of all items of income, gain, loss, deduction and credit reported on the Company’s Pre-Closing Income Tax Returns on Seller’s individual federal, state and local Income Tax Returns, as appropriate, and pay Tax due thereon.

(ii) Straddle Tax Returns. At the direction and control of Buyer, the Company will timely prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries for all periods that begin before, and end on or after, the Closing Date (“Straddle Tax Returns”). Buyer shall provide each such Straddle Tax Return that is an Income Tax Return, if any, (a “Straddle Income Tax Return”) to Seller not later than 60 days before the due date for such Tax Return. In the event that Seller disagrees with any aspect of any such Straddle Income Tax Return and provides written notice of such disagreement to Buyer within 20 days after receipt of such Straddle Income Tax Return, time being of the essence, Buyer and Seller will attempt in good faith to resolve such disagreement. In the event that such disagreement has not been resolved within five days of Seller’s receipt of the Notice of Disagreement, then the disagreement will be submitted to the Independent Accountants for resolution in accordance with Section 4.9(a)(i)(A)- (C). Seller shall be responsible for all Taxes of the Company or its Subsidiaries relating to the portion of a Straddle Period ending on the day prior to the Closing Date.

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(iii) Seller shall pay to Buyer within three days prior to the date on which Taxes of the Company or any Subsidiary are due, an amount equal to the portion of such Taxes for which Seller is responsible pursuant to Sections 4.9(a)(i) and (ii).

(b) Cooperation on Tax Matters.

(i) Tax Proceedings.

(A) In the event that Seller would be liable for the payment of any Taxes under ARTICLE IV if assessed or imposed, and such Taxes are assessed against or imposed on the Company, a Subsidiary, or Buyer by any Governmental Authority, Seller will have the right to participate at Seller’s expense in any audit involving any such Taxes and/or to contest any assertion that any such Taxes are payable in any Proceedings available to the Company, a Subsidiary, or Buyer. Seller, on the one hand, and the Company and Buyer, on the other hand, shall fully cooperate in good faith in connection with any such audit or other Proceeding.

(B) Seller will have the right to control, at the expense of Seller, all Proceedings relating solely to a Tax period ending prior to the Closing Date, and relating solely to Taxes for which Seller would be obligated to indemnify the Buyer Parties; provided, however, that, as a precondition to Seller’s right to control such Proceedings, (1) Seller will consult with Buyer prior to taking any such action, and (2) Seller shall conduct the defense actively and diligently, and shall keep the Buyer reasonably informed of all developments in such Proceedings and provide Buyer with information and documents related to such Proceedings; and provided further, however, that Seller shall not consent to the entry of any judgment or enter into any settlement without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

(C) As long as Seller is conducting the defense in accordance with Section 4.9(b)(i)(B)(2), and subject to Buyer’s rights in Section 4.9(b)(i)(B)(2), the Company, its Subsidiaries, and Buyer may retain separate co-counsel at their sole cost and expense and may participate in, but not control, such defense.

(D) In the event that any of the conditions in Section 4.9(b)(i)(B)(2) is or becomes unsatisfied, (1) the Company, its Subsidiaries, and Buyer may control the defense, and consent to the entry of any judgment or enter into any settlement, in any manner that they reasonably may deem appropriate, with the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed, (2) Seller shall reimburse the Company, its Subsidiaries, and Buyer promptly and periodically for the costs of defense (including reasonable attorneys’ fees and expenses), and (3) Seller shall remain responsible for any Taxes and other Losses that the Company, its Subsidiaries, and Buyer may incur resulting from, arising out of, relating to or caused by such Proceedings.

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(E) Notwithstanding anything in this Section 4.9(b) to the contrary, Seller shall not be entitled to participate in or control any Proceeding related to Taxes with respect to which Seller would otherwise be entitled to participate in or control, if such Proceeding involves in whole or in part any Taxes of, or a Tax Return of, the consolidated, unitary or combined group including the Buyer (or any Affiliate of the Buyer); provided that (1) in such event the Buyer shall keep Seller fully informed and consult with Seller with respect to such Proceeding, and (2) the Buyer may not settle, compromise or otherwise dispose of such Proceeding (to the extent that such claim relates to the Company or any Subsidiary) if indemnification is to be sought hereunder without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed).

(ii) Buyer, the Company and Seller will cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of Tax Returns pursuant to this Section 4.9 and any audit, inquiry, examination, litigation or other Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information which are reasonably relevant to the preparation and filing of Tax Returns and to any such audit, inquiry, examination, litigation or other proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller, the Company and Buyer agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations.

(c) Allocation of Taxes. For all purposes of this Agreement, the portion of the Taxes imposed on the Company or any Subsidiary with respect to the portion of a Straddle Period ending on the day preceding the Closing Date, (i) in the case of any Taxes that are imposed on a periodic basis (including, without limitation, real estate Tax and whether such Tax is payable to a Governmental Authority, a landlord or other third-party) other than Taxes based upon or related to income, sales, gross receipts, wages, capital expenditures or expenses, shall be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on the day preceding the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of Taxes based upon or related to income, sales, gross receipts, wages, capital expenditures or expenses, the portion of the Taxes associated with the Pre-Closing Tax Period portion of such a Straddle Period will be determined based on an interim closing of the books as of the day preceding the Closing Date.

(d) Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Company or any Subsidiary will be terminated no later than the Closing Date and, after the Closing Date, the Company and its Subsidiaries will not be bound thereby or have any Liability thereunder. Seller and the Company will take all actions necessary to terminate such agreements.

(e) Sales and Transfer Taxes. All sales, use, excise, value added, goods and services, transfer, recording, documentary, registration, conveyancing and other similar Taxes that may be imposed on the sale and transfer of the Shares (including any stamp, duty or other Tax chargeable in respect of any instrument transferring property and any recording fees or expenses payable in connection with the sale and transfer of any property) (together with any and all penalties, interest and additions to Tax with respect thereto, “Transfer Taxes”) shall be borne by Seller. Buyer and Seller shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of applicable Law in connection with the payment of any such Transfer Taxes. Buyer and Seller shall cooperate in providing each other with appropriate resale exemption certification and other similar tax and fee documentation.

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(f) Carryovers, Refunds and Related Matters.

(i) Any refund of Taxes (including any interest thereon) that relates to the Company or any Subsidiary that is attributable to a Post-Closing Tax Period will be the property of the Company or its Subsidiary (as applicable) and will be retained by the Company or its Subsidiary, as applicable (or promptly paid by Seller to the Company or its Subsidiary, as applicable, if any such refund (or interest thereon) is received by Seller). For purposes of this Agreement, a refund of Taxes will include not only refunds in respect of which a payment is received, but also refunds effectively received through an offset, credit or other mechanism.

(ii) If, after the Closing Date, the Company or any Subsidiiary receives a refund of any Tax that is attributable to a Pre-Closing Tax Period, then Buyer will cause the Company or its Subsidiary (as applicable) to promptly pay to Seller the amount of such refund together with any interest thereon (but reduced by any expenses of Buyer or the Company or its Subsidiaries in obtaining such refund), unless such refund is attributable to the carryback of a Tax item attributable to a Post-Closing Tax Period.

(iii) In applying Sections 4.9(f)(i) and (ii) hereof, any refund of Taxes (including any interest thereon) for a Straddle Period will be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period in accordance with the principles of Section 4.9(c).

(g) Notwithstanding anything in this Section 4.9 to the contrary, Buyer shall not be required to provide any records, Tax Returns or any other information to Seller, in each case which includes any information relating to any member (other than the Company or its Subsidiaries) of a consolidated, unitary or combined group including the Buyer.

(h) Purchase Price Allocation. Within 30 days after the date hereof, Buyer shall deliver to Seller a statement (the “Allocation Statement”) allocating the Closing Consideration, any Assumed Indebtedness (if treated as part of the purchase price for Tax purposes), and other consideration, if any, among the assets of the Company and its Subsidiaries in accordance with the Treasury Regulations promulgated under Code Section 1060. Seller shall have the right to review the Allocation Statement. If within 30 days after receipt of the Allocation Statement, Seller notifies Buyer in writing that it objects to the allocation of one or more items reflected in the Allocation Statement, Seller and Buyer shall negotiate in good faith to resolve such dispute. If Seller and Buyer fail to resolve such dispute within 30 days, the matter shall be submitted to the Independent Accountants to resolve the dispute, and the Independent Accountants shall appropriately revise the Allocation Statement to reflect its determination of the appropriate allocation. If Seller do not respond within the foregoing 30 day period, or upon resolution of the disputed matter by the Independent Accountants, the allocation reflected on the Allocation Statement (as such may have been adjusted) shall be the “Price Allocation” that shall be binding upon Seller, the Company, and Buyer. Seller, the Company and Buyer agree to act in accordance with the Price Allocation in the preparation and filing of any Tax Return and in all communications with any Governmental Authority relating to Taxes.

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(i) Tax Treatment. For U.S. federal income Tax purposes, it is intended that the transactions contemplated under this Agreement qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the regulations promulgated thereunder, that this Agreement will constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

4.10 Collections. After the Closing, Seller shall promptly (but in no event later than 10 days after receipt thereof) deliver to Buyer any cash, checks or other property that Seller or any of their Affiliates receive that belong to the Company, any Subsidiary, or the Business.

4.11 Noncompete; Non-Solicit; Business Covenants.

(a) Seller acknowledges that (i) Seller is selling to Buyer all of Seller’s interests in the Company and its Subsidiaries (including goodwill) in connection with the transactions contemplated by this Agreement, (ii) Buyer would not receive the benefit of the bargain in connection with the transactions contemplated by this Agreement if Seller were to engage or prepare to engage in a Competing Business or engage with the Company and its Subsidiaries’ customers, suppliers or other business relations during the Restricted Period (as defined below), (iii) Seller is intimately familiar with the Company and its Subsidiaries’ trade secrets and with other Confidential Information, (iv) the Company and its Subsidiaries would be irreparably damaged if during the Restricted Period, Seller were to provide services to or otherwise participate in the business of any Person competing or preparing to compete with the Company or its Subsidiaries in the Restricted Territories, (v) the covenants and agreements set forth in this Section 4.11 are reasonable in terms of duration, scope and territory restrictions and are necessary to protect the goodwill of the Business and the substantial investment in the Company and its Subsidiaries made by Buyer hereunder, and (vi) the covenants and agreements set forth in this Section 4.11 were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder and that Buyer and its members would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties if Seller breached the provisions of this Section 4.11. Therefore, Seller agrees, in further consideration of the amounts to be paid hereunder for the Shares and the goodwill of the Company and its Subsidiaries sold by Seller, that:

(A) at all times during the Restricted Period, Seller shall not (and shall cause Seller’s Affiliates not to) directly or indirectly (1) own any interest in, manage, control, participate in (whether as an officer, director, employee, partner, agent, representative, sponsor, lender or otherwise), consult with, render services for, or in any other manner engage anywhere in the Restricted Territories in any Competing Business; or (2) induce or attempt to induce any customer, supplier or other business relation of the Company or its Subsidiaries or Affiliates to cease doing business with the Company or its Subsidiaries or Affiliates or in any way interfere with the relationship between any such patient, customer, supplier or business relation and the Company or its Subsidiaries or Affiliates in a manner harmful to the Company or its Subsidiaries’ Affiliates;

(B) at all times during the Restricted Period, Seller shall not (and shall cause Seller’s Affiliates not to) directly or indirectly (1) induce or attempt to induce any Person who was an employee of the Company or its Subsidiaries or Affiliates on the date of the Closing to leave the employ of the Company or its Subsidiaries or Affiliates, or in any way interfere with the relationship between the Company or its Subsidiaries or Affiliates and any employee thereof; or (2) hire any person who was an employee of the Company or its Subsidiaries or Affiliates on the date of the Closing or at any time during the one-year period immediately prior to the date on which such hiring would take place; provided that, the foregoing shall not be applicable (x) when the inducement arises solely as part of a general solicitation, search, or advertisement for employees or consultants through public advertisements not targeted at such employees; or (y) to any employee who is terminated by the Company or its Subsidiaries or Affiliates prior to such inducement;

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(C) Seller shall not (and shall cause Seller’s Affiliates not to) directly or indirectly, (1) make any negative statement or communication regarding Buyer, the Company, its Subsidiaries, or any of their respective Affiliates or employees that could harm the Company, its Subsidiaries, or Buyer or (2) make any derogatory or disparaging statement or communication regarding Buyer, the Company, its Subsidiaries, or their respective Affiliates or employees; and

(D) Seller shall (1) not disclose or use at any time (and shall cause each of Seller’s Affiliates not to use or disclose at any time) any Confidential Information and (2) take all appropriate steps (and cause each of Seller’s Affiliates to take all appropriate steps) to safeguard such Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft; provided, that, in the event Seller or any of Seller’s Affiliates are required by Law to disclose any Confidential Information, Seller shall promptly notify Buyer in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and Seller and Seller’s Affiliates shall cooperate with Buyer and the Company and its Subsidiaries to preserve the confidentiality of such information consistent with applicable Law.

(b) If, at the time of enforcement of the covenants contained in this Section 4.11 (the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by Law.

(c) If Seller or an Affiliate of Seller breaches, or threatens to commit a breach of, any of the Restrictive Covenants, Buyer, the Company, its Subsidiaries, and their respective Affiliates shall, without limiting any other rights and remedies available to Buyer, the Company, its Subsidiaries, or any of their respective Affiliates at Law or in equity, have the right to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction by way of injunction without the posting of a bond, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to Buyer, the Company, and its Subsidiaries, and that money damages would not provide an adequate remedy to Buyer and the Company; and it being further agreed that Buyer, the Company, its Subsidiaries, and their respective Affiliates shall have the right to recover its attorneys’ fees and costs incurred as a result of litigation to enforce the Restrictive Covenants.

(d) The Restrictive Covenants and other obligations contained in this Section 4.11 are independent of, supplemental to and do not modify, supersede or restrict (and shall not be modified, superseded by or restricted by) any non-competition, non-solicitation, non-hire, non-disparagement, confidentiality or other similar covenants in any other current or future agreement to which a Seller is a party unless express written reference is made to the specific provisions hereof which are intended to be superseded.

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(e) In the event of any breach or violation by Seller of any of the Restrictive Covenants, the time period of such covenant shall be tolled until such breach or violation is resolved. For the avoidance of doubt, the obligations and covenants in Sections 4.11(a)(C) and (D) are indefinite and have no expiration date.

ARTICLE V

MISCELLANEOUS

5.1 Amendment and Waiver. This Agreement may be amended, and any provision of this Agreement may be waived only in a written instrument signed by each of the Parties. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

5.2 Notices. All notices, requests, demands and other communications permitted or required to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed conclusively to have been given (a) when personally delivered, (b) when sent by facsimile (with hard copy to follow) during a Business Day (or on the next Business Day if sent after the close of normal business hours or on any non-Business Day), (c) when sent by electronic mail (with hard copy to follow) during a Business Day (or on the next Business Day if sent after the close of normal business hours or on any non-Business Day) or (d) one Business Day after being sent by reputable overnight express courier (charges prepaid). Unless another address is specified in writing, notices, requests, demands and communications to the Parties shall be sent to the addresses indicated below:

Notices to Seller:

Banner Energy Services Corp.

5899 Preston Road #505

Frisco, Texas 72712

Email: jpuchir@banner-energy.com

With a mandatory copy to (which shall not constitute notice to Seller):

Carmel, Milazzo & DiChiara LLP

55 West 39th Street, 18th Floor

New York, NY 10018

Attention: Pete DiChiara

Facsimile: 646-838-1314

Email: pdichiara@cmdllp.com

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Notices to Buyer:

Ecoark Holdings, Inc.

315 West 36th Street, 2nd Floor

New York, NY 10018

Attention: William B. Hoagland, CFA, Principal Financial Officer

Email: bhoagland@ecoarkusa.com

with a mandatory copy to (which shall not constitute notice to Buyer):

Taft Stettinius & Hollister LLP

200 Public Square Suite 3500

Cleveland, OH 44114-2302

Attention: Peter S. Nealis

Email: pnealis@taftlaw.com

Fax: (216) 241-3707

5.3 Successors and Assigns. Subject to the following sentences of this Section 5.3, this Agreement and all of the covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the Parties, shall bind and inure to the benefit of the respective heirs, successors and assigns of the Parties whether so expressed or not. Neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by Seller without the prior written consent of Buyer. Buyer may, without the consent of any of the other Parties, assign its respective rights and obligations hereunder and under any of the other instruments and agreements contemplated hereby, in whole or in part, (a) to any of its Affiliates, (b) in connection with any disposition or transfer of all or any portion of the Business in any form of transaction, or (c) to any of its lenders as collateral security.

5.4 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

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5.5 Interpretation. The headings and captions used in this Agreement, in any Schedule or Exhibit hereto, in the table of contents or in any index hereto are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement or any Schedule or Exhibit hereto, and all provisions of this Agreement and the Schedules and Exhibits hereto shall be enforced and construed as if no caption or heading had been used herein or therein. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. Each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form. The use of the word “including” herein shall mean “including without limitation” and, unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” shall not be exclusive. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party hereto has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such Party has not breached shall not detract from or mitigate the fact that such Party is in breach of the first representation, warranty or covenant. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party hereto by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The term “dollars” or “$” means dollars in the lawful currency of the United States. Unless specified otherwise, any action required hereunder to be taken within a certain number of days shall be taken within that number of calendar days (and not Business Days); provided, however, that if the last day for taking such action falls on a weekend or a holiday in New York, New York, the period during which such action may be taken shall be automatically extended to the next Business Day. As used in ARTICLE II, references to documents or other materials “provided,” “furnished” or “made available” to Buyer or similar phrases shall mean that such documents or other materials were present and available for viewing by Buyer and its representatives at least three Business Days prior to the Closing Date.

5.6 No Third-Party Beneficiaries or Obligors. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person other than the Parties and their respective heirs, permitted successors and assigns, any rights, remedies, Liabilities or obligations under or by reason of this Agreement. None of the Parties shall make any claims under or by reason of this Agreement against any Person other than the Parties and their respective heirs, permitted successors and assigns for any breach or failure of performance under this Agreement.

5.7 Complete Agreement. This Agreement and the other documents and agreements referred to herein contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way, including that certain letter of intent, dated as of January 17, 2020, among Buyer, Seller, and the Company.

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5.8 Electronic Delivery; Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, ..jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respect as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party hereto, each other Party hereto or thereto shall re-execute the original form of this Agreement and deliver such form to all other Parties. No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

5.9 Governing Law. This Agreement and the other instruments and agreements contemplated hereby, and all claims or causes of action (whether in contract or tort or otherwise) that may arise out of or relate to this Agreement or any of the other instruments and agreements contemplated hereby or the negotiation, execution or performance of this Agreement or any of the other instruments and agreements contemplated hereby and the transactions contemplated hereby and thereby, shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without reference to the choice of law or conflicts of law principles thereof.

5.10 Jurisdiction and Venue. SUBJECT TO SECTION 4.6, EACH OF THE PARTIES HEREBY IRREVOCABLY CONSENTS AND SUBMITS TO BE SUBJECT TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS OF THE STATE OF DELAWARE LOCATED IN THE STATE OF DELAWARE (OR, IF SUCH COURTS DECLINE TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY FEDERAL OR STATE COURTS LOCATED IN THE STATE OF DELAWARE) FOR ITSELF AND IN RESPECT OF ITS PROPERTY, AND HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO ASSERT THE LACK OF PERSONAL OR SUBJECT MATTER JURISDICTION OR IMPROPER VENUE OR INCONVENIENT FORUM IN CONNECTION WITH ANY SUCH SUIT, ACTION OR OTHER PROCEEDING.

5.11 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO JURY TRIAL OF ANY ACTION, SUIT OR PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE (INCLUDING, FOR THE AVOIDANCE OF DOUBT, IN ANY ACTION, SUIT OR PROCEEDING SEEKING EQUITABLE RELIEF). EACH OF THE PARTIES HEREBY AGREES AND CONSENTS THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

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5.12 Legal Counsel. All Parties hereby acknowledge and agree that Taft Stettinius & Hollister LLP (“Taft”) has acted as legal counsel solely for Buyer in connection with this Agreement and the transactions contemplated hereby. Seller hereby acknowledge and agree that Taft has not provided any legal or tax advice to Seller or the Company. Seller has been advised to and has obtained separate legal and tax counsel.

5.13 ARTICLE VI Conflict of Interest Disclosure .. Jay Puchir, the Chairman and CEO of the Seller (“Seller Representative”), is a former Officer of the Buyer and has maintained a business relationship with the Buyer as an Advisor since the Seller Representative’s separation agreement was filed in a Form 8-K by the Buyer on May 11, 2018. Seller Representative is a current shareholder and option holder of the Buyer through both personal holdings and holdings in a limited liability company controlled by the Seller Representative. Seller represents and warrants that Seller Representative’s business relationship with and stock and option holdings of Seller, as well as all other related party transactions or other conflicts of interest, have been disclosed to Seller’s board of directors and voting shareholders on this transaction, including as and to the extent required in order to prevent this Agreement and the transactions contemplated hereunder from becoming void or voidable under Section 78.140 of the Nevada Act.

CERTAIN DEFINITIONS

6.1 Definitions. For the purposes of this Agreement, the following terms have the meanings set forth with respect thereto:

“Accounts Payable” has the meaning set forth in Section 2.23.

“Accounts Receivable” has the meaning set forth in Section 2.22.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person and, in the case of an individual, (a) the children of such individual (by birth or adoption), (b) the parents, spouse and siblings of such individual, (c) the children of the siblings of such individual, (d) any trust solely for the benefit of, or any partnership, limited liability company or other entity owned solely by, any one or more of such aforementioned individuals (so long as such individuals have the exclusive right to control such trust or other entity), and (e) the estate of such individual. For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and such “control” will be presumed if any Person owns ten percent (10%) or more of the voting capital stock or other ownership interests, directly or indirectly, of any other Person.

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“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under any state, local or non-U.S. Law) of which the Company is or has been a member.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Statement” has the meaning set forth in Section 4.9(i).

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day, other than a Saturday, Sunday or other date on which banks located in New York, New York are closed for business as a result of federal, state, provincial or local holiday.

“Business Transaction” means any (a) reorganization, liquidation, dissolution or recapitalization of the Company, (b) merger or consolidation involving the Company, purchase or sale of any assets or Equity Interests (or any rights to acquire, or securities convertible into or exchangeable for, any such Equity Interests) of the Company (other than the purchase and sale of capital equipment in the Ordinary Course of Business), or (c) similar transaction or business combination involving the Company or its business or assets.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Parties” and “Buyer Party” have the meanings set forth in Section 4.2(a).

“Card Association Rules” means any and all rules, regulations, standards, policies, manuals, and procedures of any applicable credit or debit card networks or associations (including, with respect to the processing of credit card information, the Payment Card Industry Data Security Standards (PCI DSS)) governing the collection or use of personal information and payment card information.

“Claim” means any claim, Proceeding, or Loss for which indemnification is sought pursuant to Section 4.2.

“Claimant” means any Person seeking indemnification under Section 4.2 in connection with any Third-Party Claim.

“Claims Agent” means (a) Seller, for purposes of any claim made under Section 4.2(a), and (b) Buyer, for purposes of any claim made under Section 4.2(b).

“Closing” has the meaning set forth in Section 1.2(a).

“Closing Date” has the meaning set forth in Section 1.2(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” and has the meaning set forth in the Preamble.

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“Company IP” means all Intellectual Property Rights used in, necessary for, or developed for the operation of the Company’s Business, which shall include (but is not limited to) all Registered Company IP and other Intellectual Property Rights owned by the Company or any Subsidiary.

“Competing Business” means any business engaged, directly or indirectly, in the business of developing, advertising, marketing, selling, licensing, distributing, or otherwise commercializing energy production solutions, services, and resources.

“Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the business, products, financial condition, services, or research or development of the Company, its Subsidiaries, or their respective suppliers, distributors, patients, customers, independent contractors or other business relations. Confidential Information includes, but is not limited to, the following: (a) internal business and financial information (including information relating to strategic and staffing plans and practices, business, finances, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (b) identities of, individual requirements of, specific contractual arrangements with, and information about, the Company or any Subsidiary’s suppliers, distributors, patients, customers, independent contractors or other business relations and their confidential information and patient and customer and supplier lists; (c) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, recipes, research, records, reports, manuals, documentation, models, data and databases relating thereto; (d) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (e) other Intellectual Property Rights. Notwithstanding the foregoing, “Confidential Information” does not include (i) information that Seller can demonstrate was or has become generally available to the public other than as a result of disclosure by Seller or his Affiliates (other than the Company or its Subsidiaries after the Closing), or (ii) information that is independently developed by the Seller or his Affiliates (other than the Company or its Subsidiaries prior to the Closing) without the use of Buyer’s or its Affiliates’ or the Company or any Subsidiary’s Confidential Information.

“Contract” means any agreement, contract, lease, consensual obligation, understanding, indenture, promise, commitment, or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

“Disclosure Schedule” has the meaning set forth in the preamble to ARTICLE II.

“Effective Time” has the meaning set forth in Section 1.2(a).

“Electronic Delivery” has the meaning set forth in Section 5.8.

“Employment Agreement(s)” has the meaning set forth in Section Error! Reference source not found..

“Encumbrance” means any mortgage, hypothecation, lien (statutory or otherwise), license, preference, priority, charge, security interest, security agreement, easement, covenant, restriction, claim, pledge, Tax, option, warrant, right, Contract, call, commitment, equity, demand, proxy, voting agreement, restriction on transfer (other than restrictions on transfer under the Securities Act and applicable state securities Laws) or other encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

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“Environmental Laws” means all Laws, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of, or exposure to, any Hazardous Materials, or food safety, fire safety, public health, noise, odors, mold or food contamination, as previously, now or hereafter in effect.

“Equity Interests” means units, membership interests, stock, shares, partnership interests or other equity securities or capital interests of any Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Financial Statements” has the meaning set forth in Section 2.5(a).

“Fundamental Representations” means the representations and warranties contained in Section 2.1 (Power, Authority and Capacity; Organization), Section 2.2 (Capitalization); Section 2.3 (Authorization; Non-contravention), Section 2.7(a) (Assets), Section 2.13 (Employee Benefit Plans), Section 2.14 (Tax Matters), Section 2.15 (Brokerage), Section 2.18 (Affiliated Transactions), Section 2.20 (Title to Company Interests).

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“General Release” has the meaning set forth in Section 1.2(b)(xii).

“Governing Documents” means: (a) the articles or certificate of incorporation and the bylaws or regulations of a corporation; (b) the articles of organization or certificate of formation and limited liability company agreement, operating agreement, or like agreement of a limited liability company; (c) the partnership agreement and any statement of partnership of a general partnership; (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (e) any charter or agreement or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to or restatement of any of the foregoing.

“Government Contract” means any Contract with a Governmental Authority for the provision of goods or services by the Company or pursuant to which the Company or any Subsidiary is a subcontractor (at any tier) in connection with a Contract between another Person and a Governmental Authority, including any prime contract, subcontract, letter contract, purchase order, task order, delivery order, teaming agreement or letter of intent.

“Governmental Approvals” has the meaning set forth in Section 1.2(b)(iv).

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“Governmental Authority” means any foreign or United States federal, state, provincial or local governmental, quasi-governmental, regulatory or administrative authority, agency, commission, official, body, department, division, board, bureau or instrumentality or any court, tribunal or judicial or arbitral body.

“Hazardous Materials” shall mean each and every material, waste or other substance (including petroleum and petroleum products, radioactive materials, radiation, noise, odors, mold and microbial agents, asbestos containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls), which is defined, determined or identified as hazardous or toxic (or words of similar meaning and effect) under Environmental Laws or for which Liability or standards of conduct may be imposed by, or the release of which is regulated under, any Environmental Law.

“Income Tax Return” means a Tax Return with respect to a Tax based on net income, net profits, or capital or similarly based, regardless of how such Tax is denominated by a Governmental Authority (but, for the avoidance of doubt, shall not include gross receipts, sales, use, personal or real property Tax Returns).

“Indebtedness” means, with respect to any Person as of any date of determination, without duplication: (a) all obligations of such Person for borrowed money or in respect of loans or advances, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) the maximum potential Liability with respect of letters of credit and bankers’ acceptances issued for the account of such Person, (d) all obligations arising from cash/book overdrafts, (e) all obligations arising from deferred compensation arrangements, (f) all obligations of such Person secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property owned or acquired by such Person, (g) all capital lease obligations, (h) all deferred rent, (i) all indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables incurred in the Ordinary Course of Business which are not past due), (j) all obligations under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (k) all obligations (determined on the basis of actual, not notional, obligations) with respect to interest rate protection agreements, interest rate swap agreements, foreign currency exchange agreements, or other interest or exchange rate hedging agreements or arrangements, (l) all Accounts Payable owing to Seller, Company, its Subsidiaries, or any of their respective Affiliates, (m) all guaranties of such Person in connection with any of the foregoing, and (n) all fees, accrued and unpaid interest, premiums or penalties related to any of the foregoing.

“Indemnified Taxes” means (a) Taxes imposed on the Company for any and all Pre-Closing Tax Periods, and (b) Taxes arising out of or relating to the acquisition of the Company by Buyer in accordance with this Agreement (other than Transfer Taxes the responsibility for which is governed by Section 4.9(e)), including without limitation, any employment Taxes that may be imposed on the Company or any Affiliate of the Company as a result of the payment of any Transaction Expenses.

“Independent Accountants” means any of the top 100 United States accounting firms mutually agreed upon by Buyer and Seller.

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“Insurance Policies” has the meaning set forth in Section 2.25.

“Intellectual Property Rights” means all of the following, in any jurisdiction in the world: (a) utility and design patents, patent applications, patent disclosures, all continuations, divisions, continuations-in-part, revisions, extensions, substitutions, reexaminations, and reissuances of any of the foregoing and all inventions disclosed therein and modifications and improvements thereto, (b) trademarks, service marks, trade dress, trade names, logos, and corporate names (together with all translations, adaptations, derivations and combinations of the foregoing), other indicia of source or origin, and registrations and applications for registration thereof together with all of the goodwill associated therewith, (c) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (d) computer software (in both source code and object code form), data, data bases and documentation thereof, (e) Internet domain names, rights of publicity and rights in social media accounts (including usernames, passwords, keywords, tags, and other social media identifiers, along with all account information and all administrator rights) and all websites and content thereon, (f) trade secrets and other confidential information (including know-how, compilation of data and analyses, techniques, systems, ideas, formulae, compositions, recipes, records, reports, manuals, documentation, models, inventions (whether patentable or unpatentable and whether or not reduced to practice), innovations, improvements, developments, methods, manufacturing and production processes, procedures, research and development information, drawings, specifications, designs, analyses, plans, proposals, technical data, financial and marketing plans, customer and supplier lists and information, and data and databases relating to any of the foregoing), (g) other intellectual property rights and (h) copies and tangible embodiments thereof (in whatever form or medium).

“Interim Financials” has the meaning set forth in Section 2.5(a).

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“IT Systems” means the computer software, computer firmware, computer hardware (whether general or special purpose) or other similar or related computer systems or software that are used or relied on by the Company.

“Key Employee” has the meaning set forth in the Recitals.

“Latest Balance Sheet” means the unaudited balance sheet of the Company and of the Business on a consolidated basis as of February 29, 2020.

“Law” means any federal, state, provincial, local or foreign statute, law, ordinance, regulation, rule, code, order, injunction, judgment, determination, directive, ruling, decree, requirement or rule of law, or any other provision, decision or requirement having the force and effect of law.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property held by the Company and/or used in connection with the Business.

“Leases” has the meaning set forth in Section 2.19(b).

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“Liability” means any liability, obligation or commitment whatsoever (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, and regardless of when asserted).

“Loss” means any loss, Liability, demand, judgment, cause of action, cost, damage, deficiency, Tax, penalty, fine, expense, or diminution in value, whether or not arising out of third-party claims (including interest, penalties, reasonable legal, consulting and other professional fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing).

“Material Adverse Effect” means any change, event, development, circumstance, state of facts or effect that, individually or in the aggregate: (a) is, or would reasonably be expected to be, materially adverse to the Business or the Company and/or any Subsidiary, including, without limitation, a material and adverse effect, change or development upon the business, operations, assets, liabilities, financial condition, operating results, or cash flow of the Company, any Subsidiary, or the Business (collectively) or (b) prevents or materially delays (i) the ability of Seller to carry out Seller’s obligations under, or to consummate the transactions contemplated by, this Agreement or the other agreements and instruments contemplated hereby or (ii) the ability of Buyer to receive the full benefit of the transactions contemplated by this Agreement.

“Material Contracts” has the meaning set forth in Section 2.21(a).

“Material Suppliers” has the meaning set forth in Section 2.26.

“Materiality Exceptions” means the terms “material” or “materially,” any clause or phrase containing “material,” “materially,” “material respects,” “Material Adverse Effect,” “except where the failure to … has not and would not, individually or in the aggregate, have a Material Adverse Effect,” or “except as has not and would not, individually or in the aggregate, have a Material Adverse Effect,” or “has not had and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect” or any similar terms, clauses or phrases (including any reference to the Company and its Subsidiaries taken as a whole), other than the term “Hazardous Materials.”

“Nevada Act” means Chapter 78 of Nevada Revised Statutes.

“Off-the-Shelf Software Licenses” means licenses of unmodified, commercially available “off the shelf” or “click through” software used by the Company or any Subsidiary solely for internal purposes, with an aggregate purchase price, annual royalty, annual license fee, or other aggregate consideration of less than $5,000.

“Ordinary Course of Business” means the ordinary course of business, consistent with past custom and practice, including with regard to nature, frequency and magnitude.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, telecommunications, computer, wiring and cable installations, utility installations, water distribution systems, and landscaping, together with all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral and water rights), owned by the Company and used in connection with the Business.

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“Party” or “Parties” mean the parties to this Agreement.

“Permits” has the meaning set forth in Section 2.10(b).

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, Company, limited liability company, entity or Governmental Authority.

“Plan” or “Plans” has the meaning set forth in Section 2.13(a).

“Post-Closing Tax Period” means a taxable period (or portion thereof) of the Company beginning after the Closing Date.

“Pre-Closing Income Tax Returns” has the meaning set forth in Section 4.9(a)(i).

“Pre-Closing Tax Period” means each taxable period ending before the Closing Date and the portion through the end of the day preceding the Closing Date for any taxable period that begins prior to, and ends on or after, the Closing Date.

“Proceeding” means any action, suit, hearing, mediation, proceeding (including any arbitration proceeding), claim, complaint, charge, grievance, audit, investigation, inquiry, condemnation or expropriation, whether at law or in equity and whether or not before a Governmental Authority.

“Proprietary Rights Agreement” has the meaning set forth in Section 2.12(j).

“Registered Company IP” has the meaning set forth in Section 2.8(a).

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, injecting, depositing, disposing, discharging, dispersal, escaping, dumping, migrating or leaching, whether accidental or intentional, into or through the environment, including surface water, soil or groundwater (including the abandonment, burial or discarding of barrels, containers, and other receptacles containing Hazardous Materials), or as defined under Environmental Laws.

“Restricted Period” means the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date.

“Restricted Territories” means anywhere within the United States.

“Restrictive Covenants” has the meaning set forth in Section 4.11(b).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and all rules and regulations promulgated thereunder, or any similar federal Law then in force.

“Seller” has the meaning set forth in the Preamble.

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“Seller’s Knowledge” and words of similar import mean the actual or constructive knowledge of any of the Key Employees, after due inquiry, in each case as of the date of determination.

“Shares” has the meaning set forth in the Recitals.

“Straddle Income Tax Return” has the meaning set forth in Section 4.9(a)(ii).

“Straddle Period” means each taxable period of the Company beginning before, and ending on or after, the Closing Date.

“Straddle Tax Returns” has the meaning set forth in Section 4.9(a)(ii).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (b) if a partnership, limited liability company, association or other business entity, either (i) a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, or (ii) such Person is a general partner, managing member or managing director of such partnership, limited liability company, association or other entity.

“Supplies” means all office supplies, spare parts, safety equipment, maintenance supplies, other supplies used or consumed in the Business and other similar items which exist on the Closing Date.

“Tax” means (a) any federal, state, provincial, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, import duties and fees, real property, personal property, escheat, unclaimed and abandoned property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, fee, assessment, levy, tariff, charge or duty, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, imposed, assessed or collected by or under the authority of any Governmental Authority; or (b) any Liability of any Person for the payment of any amounts of the type described in the foregoing clause (a) arising or payable by reason of contract (including any tax indemnification agreement, tax sharing agreement, tax allocation agreement or similar contract or arrangement, whether written or unwritten), assumption, transferee, successor or similar Liability, operation of law (including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar legal requirement)) or otherwise.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents or information (including any related or supporting schedules, statements or information and any amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

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“Third-Party Approvals” has the meaning set forth in Section 1.2(b)(iii).

“Third-Party Claim” means any Proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a representative of the foregoing.

“Transaction Expenses” means the aggregate amount of all Liabilities (whether or not yet invoiced) incurred by or on behalf of, or to be paid by, Seller or the Company or any of its Subsidiaries in connection with the negotiation, preparation or execution of this Agreement or any instruments or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby or thereby, that have not been fully satisfied as of the Closing, including (a) all fees and expenses of legal counsel, accountants and other advisors, consultants, and service providers, (b) fees and expenses relating to any “data rooms,” and (c) Liabilities to any current or former officer, director, manager, employee, Seller or Affiliate of the Company or any Subsidiary as a result of the consummation of the transactions contemplated hereby (whether or not such Liability is immediately due and payable upon consummation of the transactions contemplated hereby), including retention payments, change of control payments, severance payments and transaction bonus payments.

“Transfer Taxes” has the meaning set forth in Section 4.9(e).

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulations section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“WARN Act” means the Worker Adjustment Retraining and Notification Act, 29 U.S.C. § 2101 et seq. and any similar applicable Law.

[Remainder of page intentionally blank; signatures appear on following pages.]

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In Witness Whereof, the undersigned Parties have caused to be duly executed this Stock Purchase and Sale Agreement as of the date first written above.

BUYER:

ECOARK HOLDINGS, INC., a Nevada corporation

By:	/s/ Randy May
Name:	Randy May
Title:	Chief Executive Officer

SELLER:

BANNER ENERGY SERVICES CORP., a Nevada corporation

By:	/s/ Jay Puchir
Name:	Jay Puchir
Title:	Chief Executive Officer

Signature Page to MIPA (cont.)